Exhibit 2.1

Execution Version

MASTER TRANSACTION AGREEMENT

by and between

VODAFONE US INC.

D/B/A VODAFONE AMERICAS

and

TANGOE, INC.

Dated as of April 2, 2016

7.1	Existence	14
7.2	Authority	14
7.3	No Conflict	14
7.4	Buyer Approvals and Registrations	14
7.5	No Broker	14
7.6	Financial Capability	15
7.7	Solvency	15

Article VIII Representations and Warranties of Seller		15

8.1	Existence	15
8.2	Authority	15
8.3	No Conflict	15
8.4	Seller Approvals and Registrations	16
8.5	No Broker	16
8.6	Title	16
8.7	Litigation	16
8.8	Contracts	16
8.9	Financial Statements	17
8.10	Revenue	17
8.11	Disclaimer	17

Article IX Conditions to Buyer’s Obligations		18

9.1	Representations, Warranties and Covenants	18
9.2	Covenants	18
9.3	Certificate	18
9.4	Consents	18
9.5	Transaction Agreements	18
9.6	No Material Adverse Effect	18
9.7	Injunctions, Orders	18

Article X Conditions to Seller’s Obligations		18

10.1	Payment of Closing Payment	19
10.2	Representations, Warranties and Covenants	19
10.3	Covenants	19
10.4	Certificate	19
10.5	Transaction Agreements	19
10.6	No Material Adverse Effect	19
10.7	Injunctions, Orders	19
10.8	Employees	19

Article XI Insurance; Indemnification; and Limitation of Liability		19

11.1	Insurance	19
11.2	Indemnification by Seller	20
11.3	Indemnification by Buyer	20
11.4	Procedures Relating to Indemnification	20
11.5	Indemnity Payments	22
11.6	Termination of Indemnification	22

Article XII General Matters		23

12.1	Survival	23
12.2	Termination	23
12.3	Bulk Sales	24
12.4	Notices	24

Schedules

Schedule 1— Initial Partnership Customers

Schedule 2.1(a) — Transferred Assets

Schedule 2.1(b) — Non-novated Contracts

Schedule 2.1(c) —Novated Contracts

Schedule 2.1(d) — Supplier Contracts

Schedule 2.1(e) —Transferred IP

Schedule 6.1 — In-scope Employees

Schedule 6.2(a) — Buyer Benefit Plans

Schedule 6.2(b) — Transferred Employees Forfeited Equity and Other Forfeited Benefits

Schedule 8 — Knowledge of Seller

Schedule 8.6 — Title to Transferred Assets

Schedule 8.7 — Litigation

Schedule 8.8(d) — Notice of Contract Changes

Schedule 8.8(e) — Customer RFP/RFIs

Schedule 8.9(i) — Business Financial Statements

Schedule 8.9(ii) — Business Financial Statements

Schedule 8.10 — Revenue

Schedule 9.4 — Required Consents

Exhibits

Exhibit A — Form of Intellectual Property Agreement

Exhibit B — Form of Transition Services Agreement

Exhibit C — Form of Bill of Sale

Exhibit D — Reserved

Exhibit E — Form of Strategic Partnership Agreement

Exhibit F —Form of Subleases

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of April 2, 2016 (the “Effective Date”), by and between and Vodafone US Inc., d/b/a Vodafone Americas, a Delaware corporation (“Seller”) and Tangoe, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller and Buyer will enter into a non-exclusive strategic partnership to offer fixed and mobile telecommunications expense management technology and services (“TEM Services”) to Seller’s current and future customers;

WHEREAS, upon the terms and subject to the conditions of the Strategic Partnership Agreement, as of Closing, Buyer will provide TEM Services to the Initial Partnership Customers pursuant to the Non-novated Contracts; and

WHEREAS, in connection with the strategic partnership, Buyer intends to purchase from Seller, and Seller intends to sell to Buyer, the Novated Contracts and certain assets, technology and related intellectual property rights used in Seller’s telecommunications expense management and related services business, and Buyer intends to assume from Seller and Seller intends to assign to Buyer, the Assumed Liabilities, upon the terms and subject to the conditions of this Agreement and the other Acquisition Agreements.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

Article I
Definitions

1.1                               Defined Terms; Documentary Conventions. The defined terms set forth in Article I of Annex 1 hereto, when used in this Agreement and each other Transaction Agreement (unless otherwise expressly provided herein or in such other Transaction Agreement), shall have the meanings ascribed thereto in such Annex 1. This Agreement and each other Transaction Agreement (unless otherwise expressly provided herein or in such other Transaction Agreement) shall be subject to and incorporate the Documentary Conventions set forth in Article II of Annex 1 hereto.

Article II
Purchase and Sale

2.1                               Transferred Assets and Transferred Contracts. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall Transfer to Buyer, and Buyer shall purchase from Seller all right, title and interest of Seller in and to the Transferred Assets and the Transferred Contracts and assume the Assumed Liabilities. The Transferred IP is addressed in the Intellectual Property Agreement.

2.2                               Excluded Assets, Contracts and Intellectual Property. Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Seller and its Affiliates other than the Transferred Assets, the Transferred IP, and the Transferred Contracts.

2.3                               Consideration. Upon the terms and subject to the conditions of this Agreement, as consideration for the transactions contemplated herein:

(a)                                 Buyer shall assume the Assumed Liabilities in the manner set forth in Section 2.4; and

(b)                                 Buyer shall pay to Seller US$4,500,000 (the “Purchase Price”), which shall be paid by Buyer to Seller as follows:

(i)                                     US$1,125,000 in cash by wire transfer of immediately available funds to a bank account designated by Seller (the “Seller Account”) on the Closing Date (the “Closing Payment”);

(ii)                                  US$1,125,000 in cash by wire transfer of immediately available funds to the Seller Account on the three (3)-month anniversary of the Closing Date, or if such day is not a Business Day on which Buyer’s and Seller’s banks are open for business, then on the next Business Day;

(iii)                               US$1,125,000 in cash by wire transfer of immediately available funds to the Seller Account on the six (6)-month anniversary of the Closing Date, or if such day is not a Business Day on which Buyer’s and Seller’s banks are open for business, then on the next Business Day; and

(iv)                              US$1,125,000 in cash by wire transfer of immediately available funds to the Seller Account on the one (1)-year anniversary of the Closing Date, or if such day is not a Business Day on which Buyer’s and Seller’s banks are open for business, then on the next Business Day.

2.4                               Assumed Liabilities. On the Closing Date, Seller shall Transfer to Buyer and Buyer shall assume the Assumed Liabilities. Buyer shall assume, undertake, satisfy, and be solely responsible for the payment, performance and discharge of, and Seller shall not remain liable for, the Assumed Liabilities. As used herein, “Assumed Liabilities” means all obligations, commitments or liabilities, absolute or contingent, known or unknown, recorded or unrecorded or otherwise, whenever asserted, arising from, related to or in connection with (a) any Transferred Asset or Transferred IP (or the ownership or operation thereof) arising on or after the Closing Date, (b) any Transferred Contract but only to the extent such obligations, commitments or liabilities (i) arise on or after the Closing Date, and (ii) do not arise from or relate to any material breach by Seller or any of its Affiliates of any provision of any such Transferred Contract, (c) notwithstanding anything to the contrary in Section 2.4(b), any performance, warranty, maintenance and support obligations arising under any Novated Contract even if the problem, issue or defect occurred or was related to the period prior to the Closing Date, (d) all obligations relating to the Transferred Employees expressly assumed by Buyer pursuant to Article VI, (e) Taxes with respect to the Business for periods beginning after the Closing Date or allocable to the portion of the Straddle Period beginning after the Closing Date to the extent provided for in Article IV, (f) Transfer Taxes, and (g) any other liabilities or obligations of Buyer expressly assumed by Buyer from Seller pursuant to the Transaction Agreements.

2.5                               Retained Liabilities. Except as otherwise expressly set forth in Section 2.4 above, Buyer shall not assume and Buyer shall not be responsible to pay, perform or discharge any liabilities of Seller (whether accrued, absolute or contingent, recorded or unrecorded or otherwise). Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any obligations, commitments or liabilities, absolute or contingent, known or unknown, recorded or unrecorded or otherwise, whenever asserted, that are not Assumed Liabilities, including (a) accounts payable for the period prior to the Closing Date, (b) Taxes relating to the Transferred Assets, Transferred IP and Transferred Contracts attributable to the Pre-Closing Tax Period, (c) obligations, commitments or liabilities, absolute or contingent, known or unknown, recorded or unrecorded or otherwise, whenever asserted, arising from, related to or in connection with Transferred Assets, Transferred IP and the Transferred Contracts (except as provided in Section 2.4(c)), for the period on or prior to the Closing Date, and (d) wages, employee benefits and any other liabilities in respect of the Transferred Employees arising on or prior to the Closing Date or in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Agreements (the liabilities referred to in this Section 2.5, the “Retained Liabilities”).

Article III
Closing

3.1                               Date, Time and Place of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX and Article X, the consummation of the purchase and sale of the Transferred Assets, Transferred IP and Transferred Contracts, and the assignment and assumption of the Assumed Liabilities (the “Closing”), shall take place on the second (2nd) Business Day following the satisfaction or waiver of all conditions contained in Article IX and Article X hereof (except for those conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date, place and time as Seller and Buyer may agree in writing (the “Closing Date”) by exchange of the signed documents referenced in Section 3.2 below. All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. Eastern Time on the Closing Date.

3.2                               Closing Process. At the Closing, (a) Seller and Buyer shall execute each Transaction Agreement, Bills of Sale, Assignment and Assumption Agreements and such other instruments of transfer or conveyance as may be required under Law to Transfer to Buyer the Transferred Assets, Transferred IP and Transferred Contracts and effect the assumption of the Assumed Liabilities and deliver each of them to the applicable counterparty thereto, and (b) Seller shall deliver to Buyer the closing certificate referenced in Section 9.3 and Buyer shall deliver to Seller the closing certificate referenced in Section 10.4. The Transferred Assets and Transferred IP shall be made available on the Closing Date, where then located.

Article IV
Tax Matters

4.1                               Filing of Returns and Payment of Taxes.

(a)                                 Seller shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities all Tax returns, reports and forms and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets, Transferred IP and Transferred Contracts attributable to any taxable period which ends on or prior to the Closing Date (herein “Pre-Closing Tax Period”). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities all Tax returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets, Transferred IP and Transferred Contracts attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax returns or other documents required to be filed with Governmental Authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use commercially reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense; provided, however, that no Party shall be entitled to review or examine the Tax returns of any other Party.

(b)                                 For purposes of this Section 4.1, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for taxable periods that are not part of the Pre-Closing Tax Period shall be the excess, if any, of the Taxes for the Straddle Period less the Taxes for the Pre-Closing Tax Period.

4.2                               Refunds and Credits. Any refunds or credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of Buyer.

4.3                               Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Transfer Taxes will be computed based on an Asset Allocation Schedule prepared by Seller and reasonably agreed to by Buyer. To the extent permitted by applicable Law, Buyer and Seller shall cooperate with each other to obtain exemptions from or reductions of any Transfer Taxes; provided that neither Party shall be obligated to seek any exemption or reduction that would likely be expected to result in any audit by a Governmental Authority of its books and records.

4.4                               Transactions and Payments Received after Closing. After the Closing Date, Seller and Buyer shall promptly transfer and deliver to the other Party, from time to time as and when received by them, any and all cash, credits, refunds, checks (with appropriate endorsements), bills, invoices, and other property, documents and instruments that it may receive after the Closing Date which properly belong to the other Party and shall account to the other Party for all such receipts.

Article V
Additional Agreements

5.1                               Consents.

(a)                                 Nothing in this Agreement shall be construed as an attempt to Transfer to Buyer, any contract which, as a matter of Law or by its terms, is not assignable, or not assignable without the approval or consent of the issuer thereof or the other party or parties thereto. In the event that any Transferred Contract is not Transferred to Buyer at Closing because such consent is not a Required Consent or Buyer waives the closing condition set forth in Section 9.4 with respect to such Transferred Contract (such Transferred Contracts, the “Restricted Contracts”), then the legal interest in the Restricted Contracts shall not be Transferred unless and until such consent or waiver is obtained. Seller does not represent or warrant that any such consents are obtainable from any third party, or that any such Restricted Contract will be renewed upon expiration of its term, or that any third party thereto will continue to use the products or services offered by Buyer utilizing the Transferred Assets and Transferred IP after the Closing Date. Except as set forth in Section 5.1(b), neither Seller nor Buyer shall have any liability arising out of or relating to the failure to obtain any approvals or consents for any Restricted Contract or because of the default, acceleration or termination of any Restricted Contract as a result thereof.

(b)                                 Buyer and Seller shall be jointly responsible for and shall use commercially reasonable efforts to obtain, as soon as practicable after the Closing Date, all requisite consents to Transfer the Restricted Contracts. Buyer and Seller shall each use commercially reasonable efforts (including, where necessary, entering into appropriate instruments of assignment and/or assumption, amendments, or substitution as shall be mutually agreed upon between the Parties) to have Seller released, whenever reasonably possible, from all liability to third parties with respect to the Assumed Liabilities (so that Buyer is solely responsible for such liabilities and obligations), and the Parties shall each solicit such releases concurrently, in a manner acceptable to the Parties, with solicitation of consents from third parties to the Transfer of the Restricted Contracts; provided, however, that neither Party shall be required to incur any expenses or liabilities or obligations or grant any additional consideration or financial accommodation to any third party or to remain secondarily or contingently liable for any Assumed Liability in order to obtain any such consent, assumption or release in connection with its commercially reasonable efforts to obtain the consent of third parties in connection with the Transfer of any Restricted Contracts.

(c)                                  Unless and until consent to Transfer has been obtained, Seller shall hold any such Restricted Contract for the benefit and at the risk of Buyer and until consent to Transfer has been obtained Seller and Buyer shall cooperate and enter into, and shall use commercially reasonable efforts to cause any applicable third parties to enter into, arrangements reasonably satisfactory in form and substance to Buyer and Seller providing for the allocation to, and control by, Buyer of the benefits and rights of such Restricted Contracts (less a Management Fee) as if such consents had been obtained.  For so long as Seller shall hold the Restricted Contracts for the benefit and at the risk of Buyer as contemplated by this Section 5.1(c), Buyer shall fully perform on behalf of Seller obligations or liabilities arising under or in connection with any Restricted Contract to the extent such obligations or liabilities would have been assumed pursuant to Section 2.4 as if such Restricted Contracts were Transferred Contracts as of the Closing Date. Upon the receipt of consent to Transfer any Restricted Contract, such Restricted Contract shall be deemed a Transferred Contract for all purposes of this Agreement.

5.2                               Third Party Software. Except for third party software included in the Transferred IP, Buyer is responsible for securing licenses and maintenance relating to third party software licenses and shrink wrap personal computer software and making any payments due thereon.

5.3                               Conduct of Business. During the period from the Effective Date to the Closing Date, Seller shall to (x) operate, manage and maintain the Business in the Ordinary Course, (y) use commercially reasonable efforts to maintain and preserve intact its current relationships with the employees, customers and suppliers of the Business and (z) afford Buyer reasonable access to the In-scope Employees and information reasonably related to the Business and the Assumed Liabilities in a manner that is not disruptive to the ongoing operation of Seller’s and its Affiliates’ business operations. Without limiting the foregoing, during the period from the Effective Date to the Closing Date, Seller shall maintain the Transferred Assets in substantially the condition as they were on the date of this Agreement, subject to reasonable wear and tear.

5.4                               No Flip. For a period of twelve (12) months after the Closing Date without the prior written consent of Seller (unless required to do so pursuant to applicable Law or at the direction of an authorized Government Authority), Buyer shall not, and shall cause its Affiliates not to, divest, sell or otherwise Transfer the Transferred Assets, Transferred Contracts and Transferred IP, or any resulting entity that contains it, in whole or in any substantive part, to a third party; provided, however, that Buyer may sell or otherwise transfer the Transferred Assets, Transferred Contracts and Transferred IP or a material portion thereof as part of a divestiture of Buyer’s business or any part of Buyer’s business in which the

Transferred Assets, Transferred Contracts and Transferred IP are reasonably related and the partial divestiture includes other assets.

5.5                               Non-Interference.

(a)                                 Customers.  During the Non-Interference Period, neither Seller nor any of its Affiliates shall, directly or indirectly, either on such party’s own account or in conjunction with or on behalf of any other Person, firm or company, solicit with respect to or provide to any Person, firm or company who is a customer or client under the Novated Contracts as of the Closing Date Core TEM Services.  As used in this Section 5.5 “Core TEM Services” means telecommunications invoice processing, telecommunications expense or TEM inventory management, or telecommunications cost allocation in the same manner and of the nature and extent provided by Seller as of the Closing Date to any such customer or client.

(b)                                 Injunctive Relief.  Seller acknowledges that any violation of any provision of this Section 5.5 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations.  Therefore, in the event of a violation of Section 5.5 by Seller or any of its Affiliates, Seller agrees that, in addition to its other remedies, Buyer shall be entitled to seek, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation.

(c)                                  Severability.  The Parties understand and agree that the covenant set forth in this Section 5.5 shall be construed as a series of separate covenants, one for each month of the Non-Interference Period.  Should any clause, portion or paragraph of this Section 5.5 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.5. Should the covenant in Section 5.5(a) be held to be unreasonable or unenforceable for any reason, including the time period and scope of activity covered by such covenant, then a court may modify any such covenant in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

(d)                                 Acknowledgment.  Seller acknowledges that this covenant not to interfere with the customers under the Novated Contracts is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have entered into this Agreement.

(e)                                  Seller’s Non-Interference Period.

(i)                                     The Non-Interference Period shall be two (2) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

(ii)                                  If ordered by a court of competent jurisdiction, the Non-Interference Period shall be one of the following periods of time:

(A)                               one (1) year and six (6) months from the Closing Date;

(B)                               one (1) year from the Closing Date; or

(C)                               six (6) months from the Closing Date.

5.6                               Use of Name.  Buyer agrees that it shall have no right to use of the name “Vodafone”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, insignia or Internet domain names related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), and will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates.  Buyer acknowledges and agrees that as between Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, all right, title and interest in and to the Seller Marks are owned exclusively by Seller and its Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than thirty (30) days following the Closing Date, Buyer shall remove, strike over or otherwise obliterate all Seller Marks from all materials relating to the Transferred Assets and Transferred IP including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

5.7                               Commercially Reasonable Efforts; Further Assurances.

(a)                                 Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement by or before the Termination Date.

(b)                                 Each of the Parties agrees to execute and deliver after the Closing such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby.

(c)                                  Seller will deliver, or cause to be delivered, to Buyer within sixty (60) days after the Closing Date audited statements of revenue and direct expenses of the Business for the periods ending December 31, 2013, December 31, 2014 and December 31, 2015, solely to the extent such financial statements are necessary for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2003 and any rules and regulations relating thereto. The costs and expenses of the preparation and delivery of such financial statements shall be borne solely by Seller once such fees have exceeded US$150,000 (and to the extent less than $150,000, borne by Buyer). Promptly after the Closing, Seller shall provide, and shall cause its Affiliates to provide, Buyer’s officers, employees and accountants commercially reasonable access to information of Seller or any of its Affiliates reasonably necessary for Buyer and its accountants to produce a statement of assets acquired and liabilities assumed under this Agreement and the other Acquisition Agreements or otherwise satisfy Buyer’s obligations pursuant to Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended.

Article VI
Employment Matters

6.1                               Employees and Employee Benefits. Schedule 6.1 contains a list of one hundred sixty-nine (169) in-scope employees (the “Preliminary List”) employed by Seller as of the Effective Date in connection with the Transferred Assets, the Transferred IP and the Customer Contracts (including active employees and employees who are on leave of absence or sick leave) (the “In-scope Employees”). The Preliminary List includes a unique identifier for each employee on the list. Following the Effective Date, Seller and Buyer, upon mutual good faith agreement, will update the Preliminary List with a final listing of In-scope Employees (“Final List”). In the event that Seller is prohibited from providing Buyer with the name of any In-scope Employee as a result of applicable Laws relating to the safeguarding of data privacy, Seller shall include a serial number for such In-scope Employee instead of a name and shall update Schedule 6.1 following the Effective Date to add such In-scope Employee’s name in accordance with applicable Law. This Final List shall be updated prior to the Closing to reflect changes, if any, mutually agreed in good faith by Buyer and Seller between the Effective Date and the Closing Date. Buyer agrees that Buyer or a local Buyer Affiliate shall make offers of employment to no more than one hundred sixty-four (164) of the In-scope Employees at least ten (10) days prior to the Transfer Date to be effective as of the Closing Date.  Such offers of employment shall be for terms and conditions of employment as set forth in Section 6.2; provided, that, in furtherance of the foregoing, for the Transferred Employees who are not resident in the United States, (i) the same methodology and approach to establish terms and conditions of employment for U.S. payrolled Transferred Employees will be utilized by Buyer for non-U.S. payrolled Transferred Employees; and (ii) benefits provided will be materially the same as the benefits previously disclosed to Buyer. The In-Scope Employees who accept such offers (the “Transferred Employees”) shall be employed by Buyer or a local Buyer Affiliate in accordance with the terms and conditions set forth in this Article VI.  Seller shall pay all compensation or other money due to the Transferred Employees with respect to their employment and resignation of employment with Seller through and including the Closing Date, including in any event, and to the extent applicable, any sale bonuses, severance, change in control benefits, other bonuses, commissions, accrued but unused vacation time, accrued but unused variable pay, and all other amounts required to be paid to such employees pursuant to applicable law, agreements, policies or awards of Seller through the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.  Notwithstanding the foregoing, amounts commenurate with accrued but unused vaction time for Transferred Employees accrued during calendar year 2016 shall be paid to Buyer and Buyer shall reflect such Transferred Employees’ balance of accrued but unused vaction time accordingly. To the extent not included on Schedule 6.2(a), Seller has otherwise provided to Buyer the information required for Buyer to comply with its obligations under Section 6.2, including each In-scope Employee’s position, location, salary and bonus opportunities, other employee benefits, date of hire and periods of employment prior to employment by Seller that are recognized by Seller (i.e. details of credit for prior service or simply a deemed start date of service for this purpose).

6.2                               Employment of Transferred Employees. Effective as of 12:01 a.m. on the day after the Closing Date (“Transfer Date”), Buyer agrees that it or a local Buyer Affiliate shall employ each Transferred Employee (a) in an equivalent position, (b) at a location that is within a reasonable proximity to the location worked at prior to the Closing Date and shall not relocate the Transferred Employee beyond a reasonable proximity for a period of one (1) year following the Closing Date, (c) with total compensation, inclusive of salary and bonus opportunities, and other employee benefits, exclusive of severance, that, for a period of one (1) year following the Closing Date, are no less favorable in the aggregate to the total compensation that was in effect for each such Transferred Employee immediately prior to the Closing Date; provided, that, in furtherance of the foregoing, for the Transferred Employees who are not resident in the United States, (i) the same methodology and approach to establish terms and conditions of employment for US payrolled Transferred Employees will be utilized by Buyer for non-US payrolled Transferred Employees; and (ii) benefits provided will be materially the same as the benefits previously disclosed to Buyer, and (d) (A) in the case of U.S. payrolled Transferred Employees, coverage under a separation practice or policy that, for a period of eighteen (18) months following the Closing, provides severance benefits that are the same as the severance benefits provided in the Vodafone U.S. Severance Plan, and (B) in the case of non-U.S.-based Transferred Employees, provides severance benefits that are at least as favorable as the the severance benefits provided in the Vodafone U.S. Severance Plan and in any event meet all applicable requirements of Law upon termination of employment for eighteen (18) months from the Closing Date; thereafter severance benefits will be provided consistent with applicable requirements of Law. Buyer agrees to recognize an average two percent (2%) increase in salary to  all Transferred Employees effective as ofJuly 1, 2016, even if such increase does not actually take effect until after the Transfer Date. In determining whether Buyer’s offer of employment to In-scope Employees includes compensation components that are no less favorable in the aggregate to those provided by Seller prior to the Transfer Date, such determination shall take into consideration all stock options, restricted stock and restricted units granted to the Transferred Employees prior to the Closing and Buyer shall compensate the Transferred Employees (in such manner as Buyer deems appropriate, subject to applicable Law) for any such equity grants that shall be forfeited as a result of the transactions contemplated by this Agreement as well as other forfeited benefits. Schedule 6.2(b) sets forth a summary of all such stock options, restricted stock and restricted units as well as other forfeited benefits which are expected to be forfeited by Transferred Employees upon or prior to the Closing.  Prior periods of employment with or recognized by Seller shall be considered as employment with Buyer for all employment purposes with Buyer including the calculation of gratuity, severance pay, vacation plan status, seniority and benefits eligibility and vesting requirements.  Buyer has summarized its planned compensation terms and benefit plans for the U.S. payrolled Transferred Employees in Schedule 6.2(a) will also include Seller’s summary of its planned compensation terms and benefit plans for non-US-payrolled Transferred Employees in Schedule 6.2(a) by Closing.

6.3                               Responsibility for Transferred Employees. Seller shall be responsible for all liabilities, salaries, benefits and similar employer obligations with respect to the employment and termination of any Transferred Employees by Seller on or prior to the Closing Date, including health care continuation coverage with respect to plans established or maintained by Seller, and damages or settlements arising out of any claims with regard to the employment and/or termination of such Transferred Employees on or prior to the Closing Date, including but not limited to claims for wrongful or illegal termination, and for complying with the requirements of all applicable Laws with respect to any such employment and/or termination. Buyer shall be responsible for all liabilities, salaries, benefits and similar employer obligations with respect to the employment and termination of any Transferred Employees by Buyer after the Closing Date, including health care continuation coverage with respect to plans established or maintained by Buyer after the Closing Date, and damages or settlements arising out of any claims with regard to the employment and/or termination of such Transferred Employees after the Closing Date, including but not limited to claims for wrongful or illegal termination, and for complying with the requirements of all applicable Laws with respect to any such employment and/or termination.

6.4                               Buyer Non-Solicitation/Hire. Buyer agrees that, for a period of one (1) year from the Closing Date, it shall not, directly or indirectly, solicit for employment or hire, any employee of Seller with whom Buyer had contact in connection with this transaction (so long as such person is employed by Seller or its Affiliates, respectively); provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Seller or any of its Affiliates.

6.5                               Seller Non-Solicitation/Hire. Seller agrees that, for a period of one (1) year from the Closing Date, it shall not, directly or indirectly, solicit for employment or hire any Transferred Employee (so long as such person is employed by Buyer or any of its Affiliates); provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Buyer or any of its Affiliates.

6.6                               WARN Act. Each Party agrees to comply with the Worker Adjustment and Retraining Notification Act, as amended or any other similar law applicable to such Party.

Article VII
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

7.1                               Existence. Buyer is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in all material respects as it is currently conducted, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification.

7.2                               Authority. Buyer has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its respective obligations thereunder. All corporate acts and other proceedings required to be taken by or with respect to Buyer to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken. Each Transaction Agreement dated the date hereof, to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and each Transaction Agreement to be entered into after the date hereof to which Buyer is a party will, on the date such Transaction Agreement is entered into, be duly executed and delivered by Buyer and will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

7.3                               No Conflict. The execution and delivery of this Agreement by Buyer does not, and the execution and delivery by Buyer of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict in any respect with, or result in a violation or breach of:

(a)                                 any of the provisions of the certificate of incorporation or by-laws or comparable organizational documents of Buyer;

(b)                                 any Law applicable to Buyer or any of its properties or assets, that would, individually or in the aggregate, have a Buyer Material Adverse Effect; or

(c)                                  or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any contract, license, franchise, permit or any other agreement or instrument to which Buyer is a party or by which Buyer or any of their properties or assets may be affected or bound that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

7.4                               Buyer Approvals and Registrations. No Approvals or Registrations on the part of Buyer are required in connection with the execution or delivery of this Agreement or the consummation by Buyer of the transactions contemplated herein.

7.5                               No Broker. Neither Buyer nor any of its Affiliates has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer in connection with the transactions contemplated hereby.

7.6                               Financial Capability.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price when due and payable and any other amounts to be paid by it hereunder or under any other agreement, document or instrument executed and delivered in connection with this Agreement or the other Transaction Agreements.

7.7                               Solvency.

(a)                                 Buyer is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair saleable value of Buyer’s assets.

(b)                                 Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Buyer will be able to pay its remaining liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital, given its circumstances; (iii) Buyer will have assets (calculated at fair market value) that exceed its remaining liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer. The cash available to Buyer after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such liabilities, debts and judgments promptly in accordance with their terms.

Article VIII
Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

8.1                               Existence. Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in all material respects as it is currently conducted, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification, except where failure to be so qualified or in good standing would not individually or in the aggregate, have a Seller Material Adverse Effect.

8.2                               Authority. Seller has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its respective obligations thereunder. All corporate acts and other proceedings required to be taken by or with respect to Seller to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken. Each Transaction Agreements dated the date hereof, to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and each Transaction Agreement to be entered into after the date hereof to which Seller is a party will, on the date such Transaction Agreement is entered into, be duly executed and delivered by Seller, and will constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

8.3                               No Conflict. The execution and delivery of this Agreement by Seller does not, and the execution and delivery by Seller of the other Transaction Agreements to which any of them is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict in any respect with, or result in a violation or breach of:

(a)                                 any of the provisions of the certificate of incorporation or by-laws or comparable organizational documents of Seller;

(b)                                 any Law applicable to Seller, or the Transferred Contracts, Transferred Assets or Transferred IP, that would, individually or in the aggregate, have a Seller Material Adverse Effect; or

(c)                                  or, except as set forth in Schedule 2.1(b), Schedule 2.1(c) or Schedule 2.1(d), constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any Transferred Contract, Non-novated Contract or any other contract, license, franchise, permit or any other agreement or instrument by which the Transferred Contracts, Non-novated Contracts, Transferred Assets or Transferred IP may be affected or bound that would, individually or in the aggregate, have a Seller Material Adverse Effect.

8.4                               Seller Approvals and Registrations. Except as set forth in Schedule 2.1(b), Schedule 2.1(c) or Schedule 2.1(d), no Approvals or Registrations on the part of Seller are required in connection with the execution or delivery of this Agreement or the consummation by Seller of the transactions contemplated herein.

8.5                               No Broker. Seller has engaged no other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby and thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection therewith.

8.6                               Title. Except as set forth on Schedule 8.6, Seller will have as of Closing, good, valid and marketable title to (or valid leases or licenses in respect of) all tangible Transferred Assets free and clear of all Liens other than Permitted Liens.  Except as set forth on Schedule 8.6, none of the Transferred Assets or Transferred IP are subject to any option, contract, arrangement or understanding that would restrict Seller’s ability to transfer the Transferred Assets and Transferred IP to Buyer as contemplated herein and in the Intellectual Property Agreement.

8.7                               Litigation. Except as set forth in Schedule 8.7, as of the Effective Date, there are no Proceedings with respect to which Seller is named as a party pending and, to the Knowledge of Seller, no Proceedings have been threatened in writing to Seller in the twelve (12) month period prior to the Effective Date, in each case against or directly related to the Transferred Assets, Transferred Contracts, Non-novated Contracts or Transferred IP.

8.8                               Contracts.

(a)                                 As of the Effective Date, the information contained in Schedule 2.1(b) and Schedule 2.1(c) is complete and correct in all material respects with respect to the Customer Contracts, Seller has performed or is performing all obligations required to be performed by it under the Customer Contracts as of the Closing Date and Seller is not in breach or default thereunder, except for such failures to perform, breaches and defaults that would not, individually or in the aggregate, be considered a material breach or default.

(b)                                 Schedule 2.1(b) lists all of the Non-novated Contracts and indicates for each Non-novated Contract: (i) the expiration date of the current term, (ii) whether, upon expiration, such contract will automatically renew or convert to continuous billing, (iii) the billing terms (monthly, quarterly, annual, etc.), (iv) the product and services provided thereunder, and (v) the applicable Seller contract type.

(c)                                  Schedule 2.1(c) lists all of the Novated Contracts and indicates for each Novated Contract: (i) the expiration date of the current term, (ii) whether, upon expiration, such contract will automatically renew or convert to continuous billing, (iii) the billing terms (monthly, quarterly, annual, etc.), (iv) the product and services provided thereunder, and (v) the applicable Seller contract type.

(d)                                 Schedule 2.1(d) lists all Transferred Contracts with a vendor or supplier (the “Supplier Contracts”) and indicates for each the expiration date of the current term.

(e)                                  Except as set forth in Schedule 8.8(d), to Seller’s Knowledge, as of the Effective Date, no customer or supplier listed in Schedule 2.1(b), Schedule 2.1(c) or 2.1(d) has given any written notice or otherwise revealed an intent to cancel or terminate its Contract, to substantially reduce the volume of business it currently does with Seller under the Contract or to refuse to renew any Contract when it expires.

(f)                                   Except as set forth in Schedule 8.8(e), to Seller’s Knowledge, as of the Effective Date, no customer under any Customer Contract has issued a Request for Information, Request for Proposal or similar solicitation, the subject of which is the products or services provided to such customer under a Customer Contract.

8.9                               Financial Statements. Schedule 8.9(i) sets forth true and correct copies of (i) the unaudited profit and loss statements for the twelve (12) months ended December 31, 2014 and December 31, 2015 and the unaudited balance sheet as at December 31, 2015 (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Business Financial Statements”).  The information provided in the Business Financial Statements was used to account for the operation of the Business in the preparation of the consolidated financial statements of Seller and its Affiliates for the respective periods covered thereby.  The Business Financial Statements present fairly in all material respects the financial position and results of operation of the Business as operated by Seller as of the respective date thereof and for the respective periods covered thereby, subject to normal recurring year-end adjustments (none of which would, individually or in the aggregate, be material to the Business and as disclosed on Schedule 8.9(ii)).

8.10                        Revenue. Schedule 8.10 sets forth in all material respects the aggregate annual actual and forecast revenue for each customer of Seller under the Customer Contracts as of the year ended March 31, 2016.

8.11                        Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE VIII, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS, TRANFERRED CONTRACTS, TRANSFERRED IP OR ASSUMED LIABILITIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VIII, THE TRANSFERRED ASSETS, TRANSFERRED CONTRACTS, TRANSFERRED IP AND ASSUMED LIABILITIES ARE BEING TRANSFERRED “AS IS” IN ALL RESPECTS AT BUYER’S SOLE RISK AND EXPENSE, AND THERE ARE NO CONDITIONS, COVENANTS, AGREEMENTS, REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS, EXPRESS OR IMPLIED, COLLATERAL, STATUTORY OR OTHERWISE RELATING TO SAME.

SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF NONINFRINGEMENT OR MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

Article IX
Conditions to Buyer’s Obligations

The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article IX.

9.1                               Representations, Warranties and Covenants. The representations and warranties of Seller made in Article VIII of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Seller Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time, in which case such representations and warranties shall be true and correct as of such earlier time, and except in all cases where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Notwithstanding the foregoing, Seller shall be permitted to provide updates to Schedule 8.8(d) and Schedule 8.8(e) within seven (7) days of the Effective Date, provided such updates result from information provided by employees of the Business not previously consulted.

9.2                               Covenants. Seller shall have performed in all material respects all covenants and agreements contained in the Transaction Agreements required to be performed by Seller, as the case may be, by the time of the Closing.

9.3                               Certificate. Seller shall have delivered to Buyer a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied.

9.4                               Consents. Seller shall have delivered to Buyer the customer consents listed on Schedule 9.4  that represents at least 70% of the aggregate actual and forecast revenue under all Novated Contracts for the period ended 31 March 2016 pursuant to Schedule 8.10 (the “Required Consents”).

9.5                               Transaction Agreements.  Each of the Transaction Agreements shall be fully executed by Seller on or before the Closing Date.

9.6                               No Material Adverse Effect. Since the Effective Date, there shall not have occurred any event that would have a Seller Material Adverse Effect which is continuing as of the Closing Date.

9.7                               Injunctions, Orders. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing Date, and no Proceeding shall be pending or threatened by or before any Governmental Authority as of the Closing Date, which would restrain, prohibit or make unlawful the Transfer of the Transferred Assets or invalidate or suspend any provision of this Agreement.

Article X
Conditions to Seller’s Obligations

The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article X.

10.1                        Payment of Closing Payment. Seller shall have confirmation of receipt of the Closing Payment.

10.2                        Representations, Warranties and Covenants. The representations and warranties of Buyer made in Article VII of this Agreement shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “Buyer Material Adverse Effect” and words of similar import set forth therein) with the same effect as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct as of such earlier time, except in all cases where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

10.3                        Covenants. Buyer shall have performed in all material respects all covenants and agreements contained in the Transaction Agreements required to be performed by Buyer by the time of the Closing.

10.4                        Certificate. Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 10.2 and Section 10.3 have been satisfied.

10.5                        Transaction Agreements.  Each of the Transaction Agreements shall be executed by Buyer on or before the Closing Date.

10.6                        No Material Adverse Effect. Since the Effective Date, there shall not have occurred any event that would have a Buyer Material Adverse Effect which is continuing as of the Closing Date.

10.7                        Injunctions, Orders. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing Date, and no Proceeding shall be pending by or before any Governmental Authority as of the Closing Date, which would restrain, prohibit or make unlawful the Transfer of the Transferred Assets or invalidate or suspend any provision of this Agreement.

10.8                        Employees. Buyer shall have arranged to employ, effective upon and contingent upon the Transfer Date and consistent with the terms and conditions of this Agreement, all of the Transferred Employees.

Article XI
Insurance; Indemnification; and Limitation of Liability

11.1                        Insurance.

(a)                                 Until Buyer has completed the removal of the tangible Transferred Assets from Seller’s premises, Buyer shall maintain a comprehensive general liability insurance policy that shall include coverage for the actions or omissions of Buyer, its employees, contractors, agents and/or invitees in connection with moving the tangible Transferred Assets from Seller’s premises or any injury (including death) and property damage caused by Buyer, its employees, contractors, agents and/or invitees arising from the negligence or tortious acts of Buyer, its employees, contractors, agents and invitees while on Seller’s premises. The policy limit shall be with coverages for bodily injury (including death) and property loss or damage, combined coverage in amounts (subject to reasonable deductibles) customary for companies similarly situated. Upon request, Buyer shall deliver to Seller a certificate evidencing this coverage.

From and after the Closing Date, the Business shall cease to be insured by Seller’s or any of its Affiliates’ insurance policies or any of their self-insured programs.

11.2                        Indemnification by Seller. From and after the Closing Date and subject to Section 11.4, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors and employees (each a “Buyer Indemnified Party”) against and hold them harmless from any Losses incurred by any Buyer Indemnified Party to the extent arising from (a) any breach of any representation and warranty of Seller contained in this Agreement; (b) any breach of any covenant of Seller contained in any Acquisition Agreement; or (c) any of the Retained Liabilities; provided, however, that (i) Seller shall not indemnify or hold harmless any Person, and shall not have any liability until the aggregate of all Losses exceeds on a cumulative basis US$4,500 and (ii) Seller’s total cumulative liability shall in no event exceed twenty percent (20%) of the Purchase Price; provided further that, the foregoing limitation in clause (ii) shall not apply to Seller’s indemnification obligations with respect to the Retained Liabilities.

11.3                        Indemnification by Buyer. From and after the Closing Date and subject to Section 11.4, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors and employees (each a “Seller Indemnified Party”) against and hold them harmless from any Losses incurred by any such Seller Indemnified Party to the extent arising from (a) any breach of any representation or warranty of Buyer or any of its Affiliates contained in any Acquisition Agreement; (b) any breach of any covenant of Buyer or any of its Affiliates contained in any Acquisition Agreement; or (c) any of the Assumed Liabilities; provided, however, that (i) Buyer shall not indemnify or hold harmless any Person, and shall not have any liability until the aggregate of all Losses exceeds on a cumulative basis US$4,500 and (ii) Buyer’s total cumulative liability shall in no event exceed twenty percent (20%) of the Purchase Price; provided further that the foregoing limitation in clause (ii) shall not apply to Buyer’s indemnification obligations with respect to the Assumed Liabilities.

11.4                        Procedures Relating to Indemnification.

(a)                                 In order for a Person (the “Indemnified Party”) to be entitled to any indemnification pursuant to this Article XI in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Person from which such Indemnified Party is claiming indemnification (the “Indemnifying Party”) in writing of (and in reasonable detail regarding) the Third Party Claim promptly, and in any event within ten (10) Business Days, after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred prior to the day on which the Indemnified Party gives such notice). Thereafter, the Indemnified Party shall deliver to the Indemnified Party promptly, and in any event within five (5) Business Days, after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume and control the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the

Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as provided below. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the Indemnifying Party separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third Party Claim, subject to the terms of this Section 11.4(b). The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than the period prior to the day on which the Indemnified Party gives notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim (subject to the Indemnifying Party’s agreement to appropriate confidentiality undertakings), and making employees available on any basis reasonably requested by the Indemnifying Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld) unless the Indemnified Party irrevocably waives its right to indemnification under this Article XI with respect to such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms (or pursuant to a binding commitment of the Indemnifying Party) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim; provided, however, that such settlement, compromise or discharge (i) requires only payment of monetary damages by the Indemnified Party and (ii) provides for an unconditional release of the Indemnified Party in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if: (x) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; (y) the Indemnifying Party is also a party to such Third Party Claim, and in the opinion of the Indemnified Party’s outside counsel, a conflict exists between the Indemnifying Party and the Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party); or (z) the Indemnified Party is the only Person with actual or potential liability with respect to the Third Party Claim and the Indemnified Party irrevocably waives its right to indemnification under this Article XI with respect to such Third Party Claim. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(c)                                  In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Article XI that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction. The determination of such court shall be subject to the exclusive jurisdiction and other provisions set forth in Annex 1 hereto.

(d)                                 Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which any party is obligated to indemnify the other party hereunder or an Affiliate thereof, including by making reasonable best efforts to mitigate or resolve any such claim or liability. In the event that Seller or Buyer shall fail to make such reasonable best efforts to mitigate or resolve any claim or liability, then, notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

11.5                        Indemnity Payments.

(a)                                 Each Party acknowledges and agrees that from and after the Closing Date the sole and exclusive remedy of such Party and its Affiliates with respect to any and all claims under or relating to the Acquisition Agreements or the transactions contemplated thereby shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each Party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other Party or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article XI) to the extent relating to the Acquisition Agreements or the transactions contemplated thereby.

(b)                                 Notwithstanding anything in this Agreement to the contrary, to the extent that any Party shall have any obligation to indemnify and hold harmless any other Person under this Agreement, such obligation shall not include any obligation to indemnify any consequential, special, punitive, incidental or indirect damages whatsoever, including if such damages in any way arise out of, relate to or are a consequence of the performance or nonperformance by such Party under an Acquisition Agreement (including with respect to loss of profits, goodwill, business interruptions, anticipated savings or claims of customers), even if advised of the possibility of such damages.

(c)                                  The Parties hereto acknowledge and agree that, (i) Buyer shall not have any right to offset, deduct, counterclaim, recoup or otherwise reduce against the Purchase Price (including any portion of the Purchase Price payable by Buyer to Seller after the date of this Agreement pursuant to Section 2.3) any amounts which may be otherwise owed or may become due and owing by Seller to Buyer or any Buyer Indemnified Party, including pursuant to this Agreement or under any other Transaction Agreement and (ii) Seller shall not have any right to offset, deduct, counterclaim, recoup or otherwise reduce against any amounts owing to Buyer under the Strategic Partnership Agreement or the Transition Services Agreement, any amounts which may be otherwise owed or may become due and owing by Buyer to Seller or any Seller Indemnified Party, including pursuant to this Agreement or under any other Transaction Agreement.

11.6                        Termination of Indemnification. The obligations to indemnify and hold harmless any Person (a) pursuant to clause (a) of each of Section 11.2 and Section 11.3 shall terminate when the applicable representation or warranty terminates pursuant to Section 12.1, (b) pursuant to clause (b) of each of Section 11.2 and Section 11.3, (i) with respect to the covenants and agreements in any Acquisition Agreement that by their nature are required to be performed by or prior to the Closing shall terminate on the two (2)-year anniversary of the Closing Date, and (ii) with respect to each covenant and agreement in any Acquisition Agreement that by its nature is required to be performed following the Closing Date shall terminate at the expiration of the applicable statute of limitations, and (c) the other clauses of Section 11.2 and Section 11.3 shall terminate at the expiration of the applicable statute of limitations; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, made a specific claim by delivering to the party claimed to be providing the indemnification a notice of such claim pursuant to Section 11.4 stating in reasonable detail the basis of such claim.

Article XII
General Matters

12.1                        Survival. All representations and warranties made by the Parties in any Acquisition Agreement other than the Seller Fundamental Representations shall survive for a period of twelve (12) months after the Closing Date. The Seller Fundamental Representations shall survive until the expiration of the applicable statutes of limitations.

12.2                        Termination.

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)                                     by mutual written consent of Buyer and Seller;

(ii)                                  by Buyer upon written notice to Seller if Buyer is not then in material breach of this Agreement that would give rise to the failure of the conditions specified in Article X of this Agreement and any of the conditions to the Closing set forth in Article IX shall have become incapable of fulfillment and shall not have been waived in writing by Buyer;

(iii)                               by Seller upon written notice to Buyer if Seller is not then in material breach of this Agreement that would give rise to the failure of the conditions specified in Article IX of this Agreement and any of the conditions to the Closing set forth in Article X shall have become incapable of fulfillment and shall not have been waived in writing by Seller; or

(iv)                              by either Buyer or Seller if Buyer or Seller is not then in material breach of this Agreement that would give rise to the failure of the conditions specified in Article X and Article IX, respectively, upon written notice to the other Party if the Closing does not occur on or prior to the Transaction Termination Date.

(b)                                 In the event that this Agreement is terminated pursuant to Section 12.2(a), the transactions contemplated by the Transaction Agreements shall be terminated, without further action by any Party, and each of Buyer and Seller shall immediately enter into, or cause its relevant Affiliates to enter into, written consents to terminate each of the other Transaction Agreements.

(c)                                  Furthermore, in the event that this Agreement is terminated as provided herein:

(i)                                     each Party shall return to the other Party all documents and other material received from such Party or its Affiliates or any of their representatives relating to the Customer Contracts, Transferred Assets or Transferred IP or the Assumed Liabilities or the transactions contemplated by the Transaction Agreements, and all copies of such documents and other material, whether obtained before or after the execution of this Agreement; and

(ii)                                  each Party agrees that all information received by it or its Affiliates or their representatives with respect to the Customer Contracts, Transferred Assets or Transferred IP or the Assumed Liabilities or the transactions contemplated by the Transaction Agreements shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

(d)                                 Upon the termination hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.5 and Section 8.5 relating to brokers, (ii) Section 2.3 of Annex 1, Article II relating to certain costs and expenses, (iii) Section 2.4 of Annex 1, Article II relating to publicity, and (iv) this Section 12.2(d). Nothing in this Section 12.2 shall be deemed to release either Party from any liability for any material and intentional breach of any obligation hereunder.

12.3                        Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales or similar laws of any jurisdiction in connection with the sale of the Transfer of the Transferred Contracts, Transferred Assets and Transferred IP and the other transactions contemplated by the Transaction Agreements.

12.4                        Notices. Any notice required or permitted under this Agreement shall be in writing sent to the following representatives:

(a)                                 if to Seller, to:

Vodafone US Inc. d/b/a Vodafone Americas

560 Lexington Ave, 8th Floor

New York, NY 10022

Attention:

Facsimile:

Phone:

with a copy to:

Hogan Lovells US LLP
7930 Jones Branch Drive, 9th Floor
McLean, VA 22102
Attention: Richard T. Horan, Jr.
Phone: 703-610-6100
Facsimile: 703-610-6200

(b)                                 if to Buyer, to:

Tangoe, Inc.

35 Executive Blvd.

Orange, CT 06477

Attention: President & CEO

Email: Al.Subbloie@tangoe.com

Phone: 203-859-9300

Facsimile: 203-859-9647

with a copy to:

Tangoe, Inc.

35 Executive Blvd. Orange, CT 06477

Attention: General Counsel

Email: Legal@tangoe.com

Phone: 203-859-9300

Facsimile: 203-859-9647

Each Party shall notify the other if their representative changes. Notices will be effective upon receipt as demonstrated by reliable confirmation. The Parties consent to the use of electronic means and facsimile transmissions to send and receive communications and notices in connection with the business relationship arising out of this Agreement, and such communications are acceptable as a signed writing.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Master Transaction Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TANGOE, INC.		VODAFONE US INC. D/B/A VODAFONE AMERICAS

By:	/s/ Albert R. Subbloie	By:	/s/ Charles Pol
	Authorized signature		Authorized signature

Name:	Albert R. Subbloie	Name:	Charles Pol

Title:	President and CEO	Title:	VGE Sales Director & Country Chairperson

[Signature Page for Master Transaction Agreement]

ANNEX 1

DEFINITIONS AND DOCUMENTARY CONVENTIONS

ARTICLE I
Definitions

The following terms shall have the following meanings and, unless stated otherwise, all references to “Section” or “Schedule” herein shall be to such Section or such Schedule to the Agreement:

“Affiliate” means, as to any Person, any other Person that is controlling, controlled by or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Approval” means any authorization, consent, approval, waiver, exception, variance, franchise, permission, permit or licenses from a Person.

“Acquisition Agreements” mean this Agreement and the Intellectual Property Agreement.

“Asset Allocation Schedule” means allocation of the applicable Assumed Liabilities to the applicable countries and among the Transferred Assets, Transferred IP and Transferred Contracts in a manner consistent with relevant Tax Laws.

“Assignment and Assumption Agreement” means an agreement used to Transfer the Transferred Contracts set forth in Schedule 2.1(c) and Schedule 2.1(d), in a form to be mutually agreed by the Parties consistent with the terms of this Agreement and other customary terms.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Bill of Sale” means the document used to Transfer the assets set forth in Schedule 2.1(a), a form of which is set forth as Exhibit C.

“Books and Records” means all files, documents, books and records exclusively related to and used in the operation of the Transferred Assets, Transferred Contracts and Transferred IP as of the Closing Date, and copies of the portions of all such types of files, documents, books and records that primarily relate to and are used in the operation of the Transferred Assets, Transferred Contracts or Transferred IP but do not exclusively relate to the Transferred Assets, Transferred Contracts or Transferred IP; provided that Seller shall be entitled to remove or redact any information that does not relate to the Transferred Assets, Transferred Contracts or Transferred IP from such items; provided, further, that Books and Records shall not include any personnel records, or corporate or accounting ledgers, minutes or similar organizational materials of Seller and its Affiliates. Seller and its Affiliates may retain copies of the Books and Records and use the same for any purpose in connection with the Excluded Assets, Retained Liabilities and otherwise in connection with activities required or contemplated by the Transaction Agreements or other agreements between the Parties.

“Business” shall mean Seller’s telecommunications expense management and related services business comprised of the following: the Transferred Contracts, Non-novated Contracts, Transferred Assets, Transferred IP and the services and technology provided by Seller to Buyer under the Transition Services Agreement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Party” shall have the meaning set forth in Section 11.2.

“Buyer Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole or (ii) any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, would, or is reasonably expected to, prevent or materially delay Buyer or its Affiliates from consummating the transactions contemplated by or performing its obligations under this Agreement.

“Closing” shall have the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the mutual non-disclosure agreement between Seller and Buyer signed on or about January 14, 2016.

“Customer Contracts” means the Non-novated Contracts and the Novated Contracts.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Final List” shall have the meaning set forth in Section 6.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, federal, provincial, state or local court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign.

“In-scope Employees” shall have the meaning set forth in Section 6.1.

“Initial Partnership Customers” shall mean the customers of Seller set forth on Schedule 1 to this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 11.4.

“Indemnifying Party” shall have the meaning set forth in Section 11.4.

“Intellectual Property Agreement” means the agreement pursuant to which Seller shall assign and license to Buyer certain of its intellectual property assets related to the Business, a form of which is set forth as Exhibit A.

“Knowledge of Seller” means the actual knowledge of any Person set forth in Schedule 8.

“Law” means any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any federal, state, provincial, or local court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign.

“Liens” means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Losses” shall mean all suits, charges, claims, demands, damages, penalties, fines, liabilities, obligations, losses, costs and expenses (including court costs and reasonable fees and expenses of counsel).

“Management Fee” means one percent (1%).

“Non-novated Contracts” means the customer contracts between Seller and the Initial Partnership Customers listed on Schedule 2.1(b).

“Novated Contracts” means the customer contracts listed on Schedule 2.1(c), which shall be transferred by Seller to Buyer on the terms and subject to the conditions set forth in this Agreement.

“Operating Agreements” means the Transition Services Agreement, the Subleases and the Strategic Partnership Agreement.

“Ordinary Course” means, with respect to an action taken by a Person, that such action (a) is consistent with the past practices of the Person or its business, as the case may be, (b) is taken in the course of the normal day-to-day operations of the Person or its business, as the case may be, and (c) is not in violation of Law.

“Parties” means Buyer and Seller.

“Party” means Buyer or Seller.

“Permitted Liens” means: (a) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (b) inchoate Liens, charges and privileges incidental to current operations or the ordinary course of business (including mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens); (c) any statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or the Transferred IP or that relate to obligations that are not due or delinquent; (d) Liens that are immaterial in character and amount and that do not materially detract from the value of, or materially interfere with the use of, the properties or assets they affect; and (e) licenses, covenants not to sue, immunities from suit, or such similar permissions or authorizations that may have been granted by Seller prior to the Closing Date (or the date the relevant Transferred Asset or Transferred Contract is Transferred).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 4.1(a).

“Preliminary List” shall have the meaning set forth in Section 6.1.

“Proceeding” means any action, application, arbitration, audit, hearing, investigation, review, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, a Governmental Authority or arbitrator.

“Registration” means any registration, filing or declaration with a Governmental Authority.

“Restricted Contract” shall have the meaning set forth in Section 5.1(a).

“Retained Liabilities” shall have the meaning set forth in Section 2.5.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 8.1, 8.2 and 8.6.

“Seller Indemnified Party” shall have the meaning set forth in Section 11.3.

“Seller Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of the Business, taken as a whole, or (ii) any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, would, or is reasonably expected to, prevent or materially delay Seller from consummating the transactions contemplated by or performing its obligations under this Agreement.

“Strategic Partnership Agreement” means that certain strategic partnership agreement between Seller and Buyer, a form of which is set forth as Exhibit E.

“Straddle Period” shall have the meaning set forth in Section 4.1(b).

“Subleases” means those certain agreements of sublease pursuant to which Seller subleases to Buyer (i) that certain building located at 12 Turnberry Lane, Sandy Hook, CT 06482 leased by Seller pursuant to that certain Commercial Lease Agreement by and between Seller (as successor-in-interest to TnT Expense Management, LLC) and 12 Turnberry Lane, LLC dated as of January 30, 2009, as amended by that certain Lease Modification dated April 15, 2009 and that certain Second Lease Modification dated as of October 7, 2010 and (ii) that certain parking lot located at 11 Turnberry Lane, Sandy Hook, CT 06482 leased by Seller pursuant to that certain Commercial Lease Agreement by and between Seller (as successor-in-interest to Quickcommn, Inc.) and TnT Offices, LLC dated as of September 1, 2008, as from time to time amended, a form of each is attached as Exhibit F to the Agreement.

“Tax” or “Taxes” means all taxes, imposts, duties, withholdings, charges, fees, levies or other assessments imposed by any Governmental Authority or other taxing authority, whether domestic or foreign (including income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, registration, ad valorem, value added, withholding, health, social security, employment insurance, worker’s compensation, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Transaction Agreements” means the Acquisition Agreements and the Operating Agreements.

“Transaction Termination Date” means June 10, 2016.

“Transfer” means any sale, assignment, conveyance or other transfer with respect to assets, contracts and intellectual property, and any assignment, assumption or other transfer with respect to liabilities.

“Transfer Date” shall have the meaning set forth in Section 6.2.

“Transfer Taxes” means the following Taxes imposed on, with respect to or in connection with the Transfer of the Transferred Assets and assumption of the Assumed Liabilities in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby: all real and personal property transfer, documentary, sales, use, registration, value-added, conveyance, real estate transfer, and any similar Taxes (including, for the avoidance of doubt, all interest, fines, penalties and additions attributable to or imposed with respect to such amounts).

“Transferred Assets” means all desktop and laptop computers and desktop printers used exclusively by the Transferred Employees, and such other technology assets that are owned by Seller and uniquely and wholly dedicated to the support or operation of the Business that are listed on Schedule 2.1(a), in each case as may be depleted or augmented by Seller prior to the Closing Date while being managed in the Ordinary Course.

“Transferred Contracts” means the Novated Contracts and the supplier contracts listed on Schedule 2.1(d).

“Transferred Employees” shall have the meaning set forth in Section 6.1.

“Transferred IP” means all of the intellectual property, including software, patents and trademarks, set forth on Schedule 2.1(e), which shall be Transferred to Buyer by Seller pursuant to the Intellectual Property Agreement.

“Transition Services Agreement” means (a) the agreement pursuant to which Seller shall provide certain services to assist Buyer in transitioning operational support for Buyer’s servicing of the customers under the Customer Contracts, a copy of which is attached as Exhibit C to the Agreement, and (b) any related statements of work and service description attachments and other ancillary documents to be entered into pursuant thereto.

ARTICLE II

Documentary Conventions and Related Matters

SECTION 2.1. Assignment; Successors. None of the Transaction Agreements nor any rights or obligations thereunder may be assigned or otherwise transferred by any Party (including by operation of law) without the prior written consent of the other parties thereto, and any assignment or transfer without such consent shall be null and void and of no effect; provided that after the Closing Date, unless otherwise restricted in a Transaction Agreement, Buyer may, without the written consent of Seller, assign all or a portion of its rights under the Transaction Agreements in connection with a merger, acquisition or sale to an acquirer of all or substantially all of Buyer’s business. Subject to the preceding sentence, the Transaction Agreements will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 2.2. No Third Party Beneficiaries. Each Transaction Agreement is for the sole benefit of the parties thereto and their permitted assigns and nothing therein expressed or implied shall give or be construed to give to any Person, other than the parties thereto and such permitted assigns, any legal or equitable rights thereunder, whether as third party beneficiaries or otherwise, except as otherwise set forth in the indemnification provisions of the Transaction Agreements to the extent that the indemnitee is not a party to the Transaction Agreements. This Section 2.2 may only be amended or modified by a writing signed by the applicable parties that (a) specifically cites this Section 2.2 and (b) expressly provides that this Section 2.2 is being amended or modified by the operative provision in the applicable Transaction Agreement.

SECTION 2.3. Costs. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Transaction Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated thereby.

SECTION 2.4. Public Announcements. Seller acknowledges that within four (4) Business Days of the Effective Date Buyer will file a Form 8-K with the SEC disclosing the material terms of this Agreement and attaching a copy of this Agreement to the filing as an Exhibit (which Buyer expects would not include other Transaction Agreements, Schedules or Exhibits). Within seventy-five (75) days of the Effective Date, Buyer will file an amendment to the Form 8-K attaching the audited financial statements referenced in Section 5.6(b).  In connection with the Form 8-K filing, Buyer will issue a press release announcing the signing of this Agreement and the proposed transactions contemplated by this Agreement, which press release shall be subject to the prior approval of Seller, which approval shall not be unreasonably withheld.  Buyer will also describe the proposed transactions contemplated by this Agreement in connection with future SEC filings and as part of Buyer earnings announcements.  Except as set forth above in this Section 2.4, all public announcements relating to this Agreement and the transactions contemplated hereby shall be made only after consultation and agreement between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by Law, in which case it will advise the other Party, if permitted by Law, prior to the disclosure, of the reasons, extent and timing of such disclosure. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price or other economic terms of any Transaction Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipated breach of this Section 2.4 by either Party, the other Party shall be entitled, in addition to any and all other remedies available at Law, to seek preliminary and permanent injunctive relief and specific performance without proving damages.

SECTION 2.5. Modification and Waivers. No modification or waiver of any provision of any of the Transaction Agreements and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of such Transaction Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

SECTION 2.6. Counterparts. Each Transaction Agreement may be executed in one or more counterparts, all of which, when taken together, shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Each party to a Transaction Agreement need not sign the same counterpart. Delivery of an executed counterpart of a signature page to a Transaction Agreement by facsimile transmission or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be effective as delivery of a manually executed counterpart of such Transaction Agreement. Once any Transaction Agreement is signed, any reproduction of such Transaction Agreement made by reliable means (for example, .pdf, photocopy or facsimile) is considered an original, to the extent permissible under applicable law, and all products and services referred to therein are subject to it. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile transmission or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

SECTION 2.7. Entire Agreement. The Transaction Agreements, including the schedules, Exhibits, annexes and attachments thereto, together with the Confidentiality Agreement, contain the entire agreement and understanding between the parties thereto with respect to the subject matter thereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 2.8. Severability. If any provision of any Transaction Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, to the extent permitted by applicable law, such invalidity, illegality or unenforceability shall not affect any other provision thereof. Upon such determination that any term or other provision of a Transaction Agreement is invalid, illegal or unenforceable, the parties to such Transaction Agreement shall negotiate in good faith to modify such Transaction Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated thereby are fulfilled to the extent possible.

SECTION 2.9. Consent to Jurisdiction. Each Transaction Agreement has been delivered at and shall be deemed to have been made in the Borough of Manhattan in the State of New York, and all matters arising from or relating in any manner to the subject matter of any Transaction Agreement shall be interpreted, and the rights and liabilities of the parties to a Transaction Agreement determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value received, each of the parties to a Transaction Agreement hereby consents to the exclusive jurisdiction of any state or federal court located within the Borough of Manhattan in the State of New York with respect to all matters arising from or relating in any manner to the subject matter of a Transaction Agreement. Unless otherwise provided in the applicable Transaction Agreement, each party to a Transaction Agreement further agrees that service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in the applicable Transaction Agreement shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party to a Transaction Agreement (a) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection (i) to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated thereby in any state or Federal court located in the Borough of Manhattan in the State of New York or (ii) that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; and (b) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court in connection with such action, suit or proceeding.

SECTION 2.10. GOVERNING LAW. UNLESS OTHERWISE SPECIFIED THEREIN, EACH TRANSACTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

SECTION 2.11. Dispute Resolution. Except for (a) a dispute related to claims subject to an indemnification claim pursuant to the applicable Transaction Agreement, or (b) as otherwise provided in this Section 2.11, neither party to a Transaction Agreement shall resort to legal remedies or commence any formal proceedings to resolve a dispute under such Transaction Agreement until the parties have attempted to resolve the dispute through the escalation process described in this Section 2.11. The party raising a dispute shall submit to the other party a written notice and supporting material describing all issues and circumstances related to the dispute. The designated primary representative of each party (as specified in such Transaction Agreement) shall together attempt to resolve the dispute. If the parties’ primary representatives fail to resolve the dispute within thirty (30) days from receipt of a dispute notice, a Vice President (or higher-level officer) of each party shall attempt to resolve it. If the Vice Presidents (or higher-level officers) of the parties are unable to resolve the dispute within sixty (60) days from receipt of the dispute notice, either party may commence formal legal proceedings to resolve the dispute. This Section 2.11 shall not be construed to prevent a party from instituting formal proceedings earlier than indicated in this Section 2.11 to: (i) avoid the expiration of any applicable statute of limitations period, (ii) preserve a superior creditor position, or (iii) seek injunctive relief to prevent an irreparable harm.

SECTION 2.12. Certain Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)                           Calculation of Time Periods.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)                           Dollars.  Any reference in this Agreement to “$” or dollars shall mean US dollars.

(c)                            Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  Any disclosure set forth in one section of the Schedules shall apply to (A) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (B) any representation and warranty or covenant to which it is referred by cross reference, and (C) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is intended to qualify such representation or warranty or covenant.

(d)                           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)                            Headings.  The provision of the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article”, “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(f)                             Herein.  The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)                            Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)                           Joint Negotiation and Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

EXHIBIT B

TRANSITION SERVICES AGREEMENT

between

VODAFONE US INC.

and

TANGOE, INC.

i

Section 6.04 Entire Agreement	9

Section 6.05 Successors and Assigns	9

Section 6.06 No Third-Party Beneficiaries	9

Section 6.07 Amendment and Modification; Waiver	9

Section 6.08 Governing Law; Submission to Jurisdiction	9

Section 6.09 Waiver of Jury Trial	10

Section 6.10 Counterparts	10

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”), effective as of the Closing Date as such term is defined in the Master Agreement, hereafter defined (“Effective Date”), is entered into by and between Vodafone US Inc., a Delaware corporation having its principal place of business at Vodafone US Inc. d/b/a Vodafone Americas 560 Lexington Ave, 8th Floor New York, NY 10022 (“Seller”) and Tangoe, Inc., a Delaware Corporation having its principal place of business at 35 Executive Blvd Orange, CT 06477 (“Buyer”), in connection with the transfer of certain assets of Seller to Buyer pursuant to that certain Master Transaction Agreement by and between Assignor and Assignee, dated as of April 2, 2016 (“Master Agreement”).

RECITALS

WHEREAS, Seller and Buyer have entered into a Strategic Partnership Agreement dated as of April 2, 2016 (the “Partnership Agreement”) to offer fixed and mobile telecommunications expense management technology and services (“TEM Services”) to Seller’s customers, including certain existing customers of Seller

WHEREAS, upon the terms and subject to the conditions of the Strategic Partnership Agreement, Buyer will provide TEM Services to certain existing customers of Seller (the “Partnership Customers”);

WHEREAS, in addition to the strategic partnership, Seller and Buyer have entered into the Master Agreement under which Seller will transfer to Buyer and Buyer will assume future performance and responsibility under certain Seller customer contracts (the “Transferred Customers” and together with the Partnership Customers, the “Customers”); and

WHEREAS, in order to ensure Seller can provide the TEM Services to the Customers after Closing and as a condition to consummating the transactions contemplated by the Partnership Agreement and the Master Agreement, Buyer and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Master Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

ARTICLE I
SERVICES

Section 1.01                      Provision of Services.

(a)                                 Seller will provide to Buyer, or to cause its Affiliates to provide to Buyer, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits. In addition to the Services set forth on the Service Exhibits, Buyer will need normal financial transition support for a period of sixty (60) days post-Closing, which support will include information on customer and supplier billing details and other financial matters, and Seller agrees to provide such support to Buyer at no charge.

(b)                                 Notwithstanding the contents of the Service Exhibits, Seller agrees to respond in good faith to any reasonable request by Buyer for access to any additional services that are necessary for the provision of the TEM Services to the Customers which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Seller shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof.

(c)                                  The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d)                                 Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Seller under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Buyer may terminate any Service, in whole or in part, upon reasonable notice to Seller in writing of any such determination.

Section 1.02                      Standard of Service.

(a)                                 Seller represents, warrants and agrees that the Services shall be provided in good faith, in accordance with Law and, except as specifically provided in the Service Exhibits, in a manner substantially consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Seller agrees to assign

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sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)                                 Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Seller makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Seller as an independent contractor.

Section 1.03                      Third-Party Service Providers.  It is understood and agreed that Seller has been retaining, and will continue to retain, third-party service providers to provide some of the Services to Buyer. In addition, Seller shall have the right to hire other third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Service as of the date hereof, Seller shall obtain the prior written consent of Buyer to hire such subcontractor, such consent not to be unreasonably withheld or delayed. Seller shall in all cases retain responsibility for the provision to Buyer of Services to be performed by any third-party service provider or subcontractor or by any of Seller’s Affiliates.

Section 1.04                      Access to Premises.

(a)                                 In order to enable the provision of the Services by Seller, Buyer agrees that it shall provide to Seller’s and its Affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to Seller, access to the facilities of Buyer in all cases to the extent necessary for Seller to fulfill its obligations under this Agreement.

(b)                                 Seller agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Buyer or when given access to any equipment, computer, software, network or files owned or controlled by Buyer, shall conform to the policies and procedures of Buyer concerning health, safety and security which are made known to Seller in advance in writing.

ARTICLE II
COMPENSATION

Section 2.01                      Responsibility for Wages and Fees. For such time as any employees of Seller or any of its Affiliates are providing the Services to Buyer under this Agreement, (a) such employees will remain employees of Seller or such Affiliate, as applicable, and shall not be deemed to be employees of Buyer for any purpose, and (b) Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and

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commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.02                      Terms of Payment and Related Matters.

(a)                                 As consideration for provision of the Services, Buyer shall pay Seller the amount specified for each Service on such Service’s respective Service Exhibit.

(b)                                 As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i)                                     Seller shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, amounts payable under this Agreement, provided that Sel;er hereby issues Buyer a credit in the amount of $400,000 to be applied to Services rendered by Seller under this Agreement and Seller shall not invoice Buyer for any Services until such credit is exhausted; and

(ii)                                  payments pursuant to this Agreement shall be made within sixty (60) days after the date of receipt of an Invoice by Buyer from Seller.

Section 2.03                      Expense Offset Payments.  Seller will make expense offset payments to Buyer in the aggregate amount of $9,000,000, payable as follows:

Closing Date	3 Months After Closing	6 Months After Closing	9 Months After Closing	12 Months After Closing
$3 Million	$2.50 Million	$1.75 Million	$1 Million	$0.75 Million

Such payments shall be made in cash by wire transfer of immediately available funds to a bank account designated by Buyer.

Section 2.04                      Extension of Services. The parties agree that Seller shall not be obligated to perform any Service after the applicable End Date; provided, however, that if Buyer desires and Seller agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Seller for all of its costs for such performance, including the time of its employees and its document third party out-of-pocket expenses. The Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.05                      Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services and Buyer will have no obligation to pay any future compensation relating to such Services (other than for

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or in respect of Services already provided in accordance with the terms of this Agreement and received by Buyer prior to such termination).

Section 2.06                      Invoice Disputes. In the event of an Invoice dispute, Buyer shall deliver a written statement to Seller no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.07                      No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Partnership Agreement or the Master Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.08                      Taxes. Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Seller.

ARTICLE III
TERMINATION

Section 3.01                      Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02                      Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Buyer for a Service provided by Seller in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03                      Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not

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dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04                      Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement.

Section 3.05                      Force Majeure. The obligations of Seller under this Agreement with respect to any Service shall be suspended during the period and to the extent that Seller is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Buyer nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV
CONFIDENTIALITY

Section 4.01                            Confidentiality.

(a)                                 During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other

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agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b)                                 Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; (iii) was in the possession of the Receiving Party without restriction in relation to disclosure before the date of receipt from the Disclosing Party or (iv) was developed by it independently without any reliance on the Confidential Information.

(c)                                  Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V
LIMITATION ON LIABILITY

Section 5.01                      Limitation on Liability. In no event shall Seller have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

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ARTICLE VI
MISCELLANEOUS

Section 6.01                      Notices. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(a)                                 if to Seller:

Vodafone US Inc.
999 18th Street, Suite 1750

Denver, CO 80202

E-mail: megan.doberneck@vodafone.com

Attention: General Counsel

if to Buyer:

Tangoe, Inc.
35 Executive Boulevard

Orange, CT 06477
Facsimile:  203-859-9427
E-mail:  legaldepartment@tangoe.com
Attention:  General Counsel

Section 6.02                      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03                      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 6.04                      Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05                      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing sentence, Buyer may, without the prior written consent of Seller, assign all or any portion of its right to receive Services to any of its Affiliates that participate in the provision of the TEM Services; provided, that such Affiliate shall receive such Services from Seller in the same place and manner as described in the respective Service Exhibit as Buyer would have received such Service. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06                      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07                      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.08                      Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements executed, delivered and performed within such State, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in state or federal court located in the Borough of Manhattan, in the State of New York, and each party irrevocably

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submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.09                      Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10                      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Tangoe, Inc.

By
Name:
Title:

Vodafone US Inc.

By
Name:
Title:

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EXHIBIT A

[CATEGORY OF SERVICE]

Description of Service:	[DESCRIPTION]
End Date:	[DATE]
Fee:	[FLAT/HOURLY FEE / DESCRIPTION OF OTHER ARRANGEMENT]
Seller Contact:	[NAME, CONTACT INFORMATION]
Buyer Contact:	[NAME, CONTACT INFORMATION]

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EXHIBIT E

Strategic Partnership Agreement

This Strategic Partnership Agreement (this “Agreement”), is between Tangoe, Inc., with principal offices located at 35 Executive Blvd., Orange, CT 06477 (“Tangoe”) and Vodafone US Inc., with offices located at 560 Lexington Ave, 8th Floor New York, NY 10022 (“Vodafone”), and is dated April 2, 2016.  This Agreement will be effective on the Effective Date.

1.              Definitions

a.              “Affiliate” means, as to any person or entity, any other person or entity that controls (i.e. possesses the power to direct or cause the direction of management and policies of an entity whether through ownership of voting securities, by contract, or otherwise), is controlled by or is under common control with such person or entity.

b.              “Assigned Software IP” has the meaning set forth in that certain Intellectual Property Agreement between Tangoe and Vodafone dated as of the Effective Date.

c.               “Assurances” means assurance of Products, Services or Documentation by Vodafone where the applicable Assurance Criteria are satisfied following testing in accordance with the applicable ATP and “Assured” shall be construed accordingly.

d.              “Assurance Criteria” means the pass/fail criteria for Assurance agreed in writing between Vodafone and Tangoe.

e.               “ATP” means as agreed between Tangoe and Vodafone, the assurance process of testing, measurement, examination and other verification used to determine whether Products, Services or Documentation comply with the Standards.

f.                “Claims” means any action, claim, demand, proceeding, loss, damage, cost, fine, expense and other liability of whatever nature (whether foreseeable or contingent or not) including the costs relating to any dispute, third party claims, claims for any breach of contract, negligence, fraud, wilful misconduct, breach of statutory duty or other heads of claim and however suffered, incurred or sustained, and court and legal costs assessed on an attorney—client basis and other professional costs and expenses.

g.               “Customer” means an end user customer that subscribes to the Products or Services through Vodafone, including both New Customers and Initial Customers.

h.              “Documentation” means documentation necessary to make effective use of the Services, and as generated as an output of the Services.

i.                  “Effective Date” means the Closing Date (as such term is defined in the MTA) of the transactions contemplated by the MTA.

j.                 “Force Majeure Event” means an event beyond a party’s control, including: (i) extreme abnormal weather conditions; (ii) nuclear, chemical or biological contamination; (iii) war, civil commotion or terrorist attack; (iv) interruption or failure of a utility service including electric power, gas or water; (v) acts of God, floods or earthquakes; (vi) failure of the internet or (vii) the imposition of a sanction, embargo or breaking off of diplomatic relations.

k.              “Initial Customers” means Customers of Vodafone that have a contractual arrangements for Services that are effective on the day immediately preceding the Effective Date and which are identified on Exhibit B.

l.                  “Intellectual Property Rights” means: (i) rights in, and in relation to, any patents, registered designs, design rights, trademarks, trade and business names (including goodwill associated with any trademarks or trade and business names), copyright and related rights, moral rights, databases, domain names, semi-conductor and other topography rights and utility models, and including registrations and applications for, and renewals or extensions of, such rights, and similar or equivalent rights or forms of protection in any part of the world; (ii) rights in the nature of unfair competition rights and to sue for passing off and for past infringement; and (iii) trade secrets, confidentiality and other proprietary rights, including rights to know how and other technical information.

m.          “MTA” means that certain Master Transaction Agreement between Vodafone and Tangoe dated April 2, 2016.

n.              “New Customers” means any Customers of Vodafone that enter into a contractual arrangement for Services on or after the Effective Date.

o.              “Vodafone Network” means the telecommunications network, information technology network, business systems and ancillary systems operated by any VGC.

p.              “Vodafone Polices” means the latest versions of the following policies available at http://www.vodafone.com/content/index/about/suppliers/our_policies_processes_and_tools.html: (i) A1 Business Principles; (ii) A2 Code of Ethical Purchasing; (iii) A3 Health and Safety; (iv) A4 Supplier Expenses; (v) A5 Supplier Assistance with Law Enforcement; (vi) A6 Business Continuity; (vii) A7 Information Security; (viii) A8 Quality Assurance; (ix) A9 Sanctions and Export Control.

q.              “Personal Data” has the meaning set out in Vodafone’s standard data processing agreement.

r.                 “VGC”  means: (i) a “Vodafone Group Company” (meaning Vodafone Group Plc., and any body corporate, partnership or unincorporated association carrying on a trade or business, with or without a view to profit, in respect of which Vodafone Group Plc. owns (directly or indirectly) at least fifteen per cent (15%) of the issued share capital, or interest in the partnership or unincorporated association; and (ii) a “Vodafone Market” meaning a person and subsidiaries of that person operating a telecommunications business, which is not a Vodafone Group Company, with which: (1) Vodafone Group Plc. (or a Vodafone Group Company) has in place a co-operation agreement in relation to, among other things, the implementation of certain mobile telecommunications products and services; and/or (2)

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Vodafone Group Plc. (or a Vodafone Group Company) has in place a brand license agreement in relation to, among other things, the branding of mobile telecommunications products and services.

s.                “Products” means the telecommunications expense and mobile device management software as developed, manufactured, marketed or licensed by Tangoe during the Term.

t.                 “Processing” shall have the meaning set out in Vodafone’s standard data processing agreement.

u.              “Requirements” means with respect to Services or Documentation, the requirements documents (if any) prepared by or on behalf of Vodafone and agreed between the Parties in writing.

v.              “Schedules” means the document agreed by the parties setting out as applicable the Services and Documentation to be provided by Tangoe under the terms of this Agreement.

w.            “Services” means the web-based mobile communications and telecommunications expense management services and other strategic consulting services as offered and provided by Tangoe during the Term to its partners and customers and, including Vodafone.

x.              “SLA” means the service level agreement for a Service, as set out under the heading “Service Level Agreement” in a SOW or Schedule or otherwise.

y.              “Specifications” means, as agreed between Vodafone and Tangoe: (i) any specifications developed for the purpose of elaborating on, clarifying or satisfying the Requirements; or (ii) Tangoe’s standard Service Documentation setting out the functionality and related technical detail applicable to the Services.

z.               “Standards” means any standards set out or referred to in the Requirements or the Specifications.

aa.       “Territory” means worldwide.

2.              Appointment; License Grant

Tangoe hereby grants to Vodafone and Vodafone hereby accepts, subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free, fully paid-up, renewable right and license during the Term to sell and distribute the Products, Documentation and/or Services directly to its Customers, prospective Customers and others in the Territory. Vodafone’s appointment to sell the Products and Services may be subject to training and/or specialization requirements as mutually agreed in advance by the parties in writing. Vodafone shall not utilize the Products for its own internal business use except pursuant to a separate agreement for that purpose.

3.                          Preferred Provider Status

a.              During the Term of this Agreement, Tangoe will be VGC’s preferred provider of fixed and mobile telecommunications expense management technology and services to its customers

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and prospective customers worldwide and VGC will use commercially reasonable efforts to market and promote the Products and Services to its customers and prospective customers.  For purposes of this Agreement, “Preferred Provider” means that VGC will give first and preferential consideration to Tangoe when marketing or making proposals to a VGC customer or prospective customer for fixed and mobile telecommunications expense management technology and services unless (i) Tangoe is unable to meet Vodafone’s commercially reasonable business and pricing needs; or (ii) the customer requires that services be provided by another provider, such request not to be solicited by Vodafone.

b.              Tangoe and Vodafone shall jointly prepare a marketing and sales program to promote the Products and Services among VGC’s marketing organizations and sales force. This program shall include but is not limited to marketing launch, marketing materials, business solution materials, support documentation, sales launch program, road shows and training sessions.  Tangoe will provide the required material and resources to support Vodafone and each VGC in this effort and Tangoe shall maintain a support organization to fulfill these requirements. The parties agree to meet quarterly to review the partnership, the marketing and sales program and to create a business plan for mutual success.

c.         Except for the designation of Tangoe as the Preferred Provider as provided for in this Section 3, the relationships established by this Agreement are not exclusive in any way

4.                          Tangoe Obligations

a.              Tangoe shall: (i) not at the time of this Agreement or accepting a Schedule be involved in any litigation, process, contract or investigation that would have a material impact on its ability to perform its obligations; (ii) at all times obtain and maintain all permissions, licenses and consents necessary for it to perform its obligations; (iii) not infringe the rights of a third party in the performance of its obligations; (iv) comply with the Vodafone Policies; and (v) at all times remain in compliance with applicable law in its performance of its obligations hereunder. Both parties acknowledge and agree that any reference in Vodafone Policies to ISO accepted standards apply at the data center level and not at the Products and Services level.

b.              Tangoe shall: (i)  comply with all applicable laws in connection with the Processing of Personal Data and shall establish and maintain internal policies and procedures designed to ensure compliance with such laws; (ii) where Tangoe will Process Personal Data, enter into Vodafone’s standard data processing agreement with Vodafone (and any relevant VGC) including the relevant appendix completed to Vodafone’s satisfaction and Tangoe shall at all times comply with the terms and conditions of all such data processing agreements; and (iii) carry out such Processing in accordance with the terms of such data processing agreement before it enters into it. If Tangoe breaches the obligations in this Section 4 it shall indemnify Vodafone against any costs, claims and liabilities arising as a result of the breach. If Tangoe is required under the United States of America Patriot Act 2001 or similar legislation to provide Personal Data of Vodafone customers to a government authority of the United States of America and such provision causes Vodafone to breach data protection laws and regulations in one or more member states of the European Union, Tangoe shall indemnify Vodafone against any costs, claims and liabilities arising as a result of the breach.

c.               Tangoe shall: (i) provide Vodafone with catalogue information and other information in relation to the Services and Documentation and the performance of Tangoe’s obligations in

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this Agreement, to the extent such information is readily available in the course of Tangoe’s operations; (ii) ensure that all Documentation provided and where applicable, any training given to Vodafone is sufficient to enable Vodafone to make full and proper use of the applicable Products and Services; (iii) keep comprehensive records to evidence compliance with obligations, preserve these records for at least 3 years from creation (or longer if required by Applicable Law) and permit Vodafone and its representatives (giving reasonable assistance where requested) to inspect and copy them; and (iv) permit Vodafone and its representatives to inspect relevant equipment, premises and to observe the performance of any Products and Services and the production of any Documentation. In each case, such provision of information, access or inspection shall: (i) be on reasonable notice; and (ii) be subject to reasonable arrangements to ensure that duties of confidentiality on the part of Tangoe to their other clients and third parties are preserved.

d.              Tangoe shall: (i) not knowingly or intentionally introduce a Virus into any Product, Services or the Vodafone Network; (ii) take precautions in accordance with industry best practice to ensure that no Virus is contained in any Product or Services; (iii) immediately report to Vodafone if Tangoe finds a Virus in any Product or Services, and provide all information reasonably requested by Vodafone in relation to the Virus; and (iv) where a Virus is contained in any Product or Services or is introduced by Tangoe into the Vodafone Network, promptly take all steps necessary as authorized by Vodafone to support Vodafone in eliminating the Virus and if the presence of the Virus results in a loss of data or has a negative impact on the operation of the affected Product, Services or the Vodafone Network, mitigate the loss and take all steps necessary as requested by Vodafone to support Vodafone in restoring the data and ensuring the restored operation of the affected Product, Services or the Vodafone Network.  If Tangoe breaches the obligations in this clause it shall indemnify Vodafone against any costs claims and liabilities arising as a result of the breach; provided that Tangoe will have no liability to Vodafone or any third party to the extent a breach of the obligations in this clause arises out of or is in any manner attributable to the Assigned Software IP.

e.               Tangoe shall: (i) effect and maintain in force a liability insurance policy with a limit of not less than $1,000,000 per claim and $10,000,000 in the annual aggregate and which provides coverage for Vodafone in like manner to the insured; (ii) effect and maintain in force a professional indemnity (errors and omissions) insurance policy with a limit of not less than $2,000,000 per claim and $2,000,000 in the annual aggregate; and (iii) maintain the insurances for 3 years after termination of this Agreement. Tangoe may satisfy liability insurance basic coverage limits through any combination of primary insurance and umbrella liability insurance.

5.                          Customer Schedules; Customer Agreements

a.              Vodafone’s resale of the Products and Services shall be evidenced by and subject to Tangoe and Vodafone signing one or more Customer-specific Schedules. To the extent of a conflict between the terms of this Agreement and any Schedule, the terms of this Agreement shall control.

b.              Pricing will be mutually agreed by Vodafone and Tangoe and set forth in the appropriate Schedule. Notwithstanding the foregoing, unless otherwise agreed between Tangoe and Vodafone, Tangoe’s pricing to Vodafone for Products and Services to be offered to each

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Customer first obtained after the Effective Date will be at least twenty percent (20%) less than the amount at which Tangoe would price the same Products and Services if it were selling directly to such Customer rather than through Vodafone.

c.               Notwithstanding 5.a, effective as of the Effective Date, Tangoe will provide Vodafone with the Products and Services set forth on Exhibit B hereto and incorporated herein, for the Customers identified on Exhibit B (the “Initial Customers”). The specific terms and conditions, including tasks and responsibilities, ATP and Assurance Criteria, SLAs including SLA credits, and fees governing Tangoe’s provision of the Products and Services to the Initial Customers are set forth on Exhibit B; provided that the tasks and responsibilities, SLAs and fees for the Products and Services for each Initial Customer shall be substantially the same as those contained in Vodafone’s existing contractual agreement with each such Initial Customer.

6.                          Basic Rights and Obligations

a.              Within ten (10) days after the Effective Date, each party shall provide the other party with the name, address (physical and electronic mail) and other relevant information of an individual that shall serve as such party’s contact person for all day to day matters arising out of or relating to this Agreement (each such individual, a “Contact Person”).  Either party may change its own Contact Person at any time upon written notice to the other party.

b.              Except as stated herein or in a Schedule hereto, each party shall be solely responsible for all costs they incur in connection with this Agreement.

c.               The volume of Products and Services which Vodafone or any VGC may require Tangoe to provide under this Agreement may vary from time to time and Vodafone does not in any way undertake, warrant or represent that this Agreement will generate a specified volume of business or revenue for Tangoe or its Affiliates.

7.                          Intellectual Property

a.              Title to and ownership of all systems, technology, processes, algorithms, user interfaces, software (including any modifications, enhancements and updates), source code, documentation, tools, utilities, methodologies, specifications, techniques, trade secrets and other tangible or intangible technical material or information owned by a party prior to or by or for such party on or after the Effective Date (together with the Intellectual Property Rights therein, the “IP”) shall remain with such party.

b.              Vodafone agrees that it will not itself and will not permit any customer, parent, subsidiary, affiliate, agent or other third party to: (i) reverse engineer, reverse assemble, decompile, or otherwise attempt to derive the source code or the underlying ideas from the Products; (ii) modify, translate, or create derivative works of the Products; (iii) knowingly take any action that would cause any IP or Confidential Information belonging to Tangoe to be placed in the public domain. Vodafone shall not delete or in any manner alter or obscure the copyright, trademark, and other proprietary rights notices of Tangoe and its licensors appearing on the Products as delivered to Vodafone.

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8.                          Data Protection

In collecting, processing, recording, storing, registering, disclosing, transferring and using data (including Personal Data) and in maintaining records, each party shall comply fully with any applicable privacy protection regulations, data protection regulations and other applicable laws, and shall only do so, directly or indirectly, if required to perform is obligations under this Agreement, and in accordance with applicable U.S. federal and state and international privacy and data protection laws and regulations.  Vodafone hereby acknowledges and agrees that Tangoe may remotely access Customer Personal Data across a country border so long as no data is downloaded, copied or otherwise reproduced in any region other than the region in which the data center to which data feeds are sent from carriers pursuant to legally enforceable letter(s) of authorization; provided further that where Vodafone’s contracts with Initial Customers require Personal Data remain in-country in the countries of United States or Germany, no data may be downloaded, copied or otherwise reproduced in any other country.

9.                          Marketing the Products and Services

a.              Vodafone will promote the Products and Services to Customers through normal marketing channels, including, but not limited to, the Vodafone’s web site, marketing materials and trade shows, provided that such marketing and promotion shall conform to the attribution requirements set forth in this Agreement. Vodafone shall not make any representations, warranties or guarantees relating to the Products and Services other than as represented under the Promotional Materials or otherwise in writing by Tangoe. Vodafone shall not engage in any deceptive, misleading, or unethical practices that could be detrimental to Tangoe.

b.              Tangoe may make available to Vodafone certain copyrighted materials, including but not limited to marketing materials (collectively, the “Promotional Materials”) for marketing and promotional purposes.  Tangoe shall retain ownership in all Promotional Materials which shall be used only in connection with marketing and promoting the Products and Services governed by the Agreement.  All changes made by Vodafone to the Promotional Materials shall be promptly reviewed and approved in writing by Tangoe within five (5) days after such approval is requested by Vodafone, prior to use by Vodafone.  All Promotional Materials in Vodafone’s possession shall be promptly returned to Tangoe upon the termination or expiration of the Agreeme

10.                   Payment Terms

Tangoe shall invoice for the fees in U.S. Dollars only. Tangoe shall, unless requested otherwise by Vodafone, issue invoices electronically via Vodafone’s chosen eInvoicing solution and send paper copies to Vodafone at 560 Lexington Avenue, 8th Floor, New York, NY 10022, Attn:  Accounts Payable or such other address notified by Vodafone in writing. Vodafone shall provide Tangoe with the required set up and training to enable Tangoe to use Vodafone’s eInvoicing solution.

a.              Subject to receipt of a valid invoice and compliance by Tangoe with the terms of this Agreement, Vodafone will pay the amount of such invoice assuming that the provisions of this Agreement are satisfied (including any corresponding taxes which is properly chargeable) to Tangoe within the payment period.

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b.              All invoices shall be due and payable net fifty-five (55) days of receipt.

c.               Vodafone will make payments by electronic transfer of funds in U.S. Dollars. Vodafone may withhold from payment that part of any invoice which it reasonably disputes in good faith.

11.                   Records; Audits

a.              Vodafone shall, during the Term of this Agreement and for two (2) years thereafter following termination of this Agreement, maintain accurate records relating to Vodafone’s payment obligations under this Agreement.  Such records shall be maintained as confidential, but shall be available for inspection and audit as provided herein.

b.              Where Tangoe has a good faith basis to claim that Vodafone has underpaid Tangoe by no less than ten percent (10% ) on an aggregated average rolling 12 month basis, it shall have the right at least once per 12 month period to have an independent public accountant, reasonably acceptable to Vodafone, examine Vodafone’s relevant books, records and accounts for the purpose of verifying (i) the accuracy of payments made and required under this Agreement or any Schedule appended and (ii) Vodafone’s compliance with to the terms and conditions of this Agreement or any Schedule appended.  Each audit will be conducted at Vodafone’s place of business, or such other place as may be agreed to by the parties, during Vodafone’s normal business hours and with at least thirty (30) days prior written notice.  Vodafone shall pay the fees and expenses of the auditor for the examination; provided that (i) should any examination disclose a shortfall in the payments due Tangoe of greater than ten percent (10%) for the period being audited, Vodafone shall pay Tangoe the amount of such shortfall and the reasonable fees and expenses of the auditor for that examination.

c.               Tangoe shall, during the Term of this Agreement and for two (2) years thereafter following termination of this Agreement, maintain accurate records relating to the invoicing of fees and charges to Party.  Such records shall be maintained as confidential, but shall be available for inspection and audit as provided herein.

d.              Where Vodafone has a good faith basis to claim that Tangoe has overcharged Vodafone by ten percent (10% ) or more on an aggregated average rolling 12 month basis, it shall have the right at least once per twelve (12) month period to have an independent public accountant, reasonably acceptable to Tangoe, examine Tangoe’s relevant books, records and accounts for the purpose of verifying (i) the accuracy of payments made and required under this Agreement or any Schedule appended and (ii) Tangoe’s compliance with to the terms and conditions of this Agreement or any Schedule appended.  Each audit will be conducted at Tangoe’s place of business, or such other place as may be agreed to by the parties, during Tangoe’s normal business hours and with at least thirty (30) day’s prior written notice.  Vodafone shall pay the fees and expenses of the auditor for the examination; provided that (i) should any examination disclose an overpayment to Tangoe of greater than ten percent (10%) for the period being audited, Tangoe shall promptly credit Vodafone the amount of such overpayment and pay the reasonable fees and expenses of the auditor for that examination.

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12.                   Assurance.

a.              Tangoe shall ensure and conclusively demonstrate to Vodafone that the Products, Services and Documentation meet the Assurance Criteria using the process of any agreed ATP.

b.              Tangoe shall: (i) conduct each ATP at Tangoe locations specified by Vodafone (acting reasonably) in timescales agreed by Vodafone; (ii) permit Vodafone (together with its invitees) to witness and participate in each ATP; (iii) provide Vodafone access to all equipment and labor required for each ATP, including test environments if reasonably requested by Vodafone; (iv) provide Vodafone with a copy of any ATP results and outputs mapped against the Assurance Criteria; and (v) classify, prioritize and resolve faults detected during an ATP in accordance with each ATP.  Notwithstanding anything set forth in this Section 12.b., Vodafone acknowledges that it will not be permitted to access Tangoe third party data centers.

c.               Vodafone may reject any Products and/or Services (in whole or part) which either: (i) does not meet the Assurance Criteria; or (ii) is non-compliant with the Requirements, the Specifications or the applicable Schedule.

d.              Tangoe shall, if requested by Vodafone: (i) re-perform rejected Products, Services or Documentation within ten (10) business days so that such rejected Products, Services or Documentation or its replacement meets the Assurance Criteria in accordance with any ATP and complies with the applicable Schedule. If Tangoe fails to do so, Vodafone shall be entitled to terminate the Schedule as if the breach was not capable of remedy.

e.               Tangoe shall reimburse Vodafone all reasonable costs and expenses suffered or incurred as a result of the rejection of any Product, Service or Documentation within ten (10) business days of such rejection.

13.                   Trademark License

a.              During the Term, Tangoe hereby grants to Vodafone and Vodafone accepts a worldwide, nonexclusive, nontransferable, right to use the trademarks, trade names, service marks and logos (individually and collectively, the “Trademarks”) on a non-fee basis made available by Tangoe pursuant to the terms and conditions of this Agreement.

b.              To the maximum extent allowed by applicable law, this Agreement does not grant to Vodafone any right, title, or interest in the Trademarks other than the rights specifically granted herein.  Vodafone shall not assign, transfer or sublicense any rights under this Agreement to the Trademarks, without the prior, written consent of Tangoe; provided, however, that Vodafone may assign, transfer or sublicense any such rights to any controlled member of the Vodafone Group following written notice to Tangoe. Any attempt to do so without such consent will be void.  Vodafone shall commit no act or omission that would be inconsistent with Tangoe’s rights in the Trademarks.  To the maximum extent allowed by applicable law, any rights that Vodafone acquires by use of the Trademarks shall inure solely to the benefit of Tangoe and Vodafone agrees to cooperate with Tangoe by undertaking (at Tangoe’s expense) acts that assure that such is the case.  Vodafone shall not use the Trademarks, or any part thereof, as part of its name or identity nor use any name or mark confusingly similar to the Trademarks, or otherwise utilize the Trademarks in a manner intended to link or associate Vodafone or its products or services in any manner with Tangoe.

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c.               Vodafone shall comply with all applicable laws and regulations, in particular, all laws and regulations pertaining to proper protection, use, and designation of trademarks in any countries in which Partner intends to use the Trademarks.

d.              By accepting the terms and conditions of this Agreement, Vodafone agrees to use the Trademarks in accordance with the Tangoe’s guidelines as such may be provided by Tangoe (the “Guidelines”).  In addition to complying with the Guidelines, Vodafone agrees: (i) not to alter or modify the Trademarks in any way; (ii) that the Trademarks will not be used as a design element of any other logo or trademark; (iii) not to use Trademarks in any manner that intentionally disparages or injure Tangoe’s reputation; (iv) that use of Trademarks will be truthful and not Misleading.  Vodafone shall use the following legend in any location on which Trademarks or other legal notices appear unless a different legend is required: “Trademark(s) are the trademarks or registered trademarks of Tangoe, Inc. and its subsidiaries located in the United States and abroad.”

e.               Vodafone shall remedy any deficiencies in its use of the Trademarks, as determined by Tangoe in its sole discretion, upon notification by Tangoe and in the manner requested by Tangoe.

f.                Tangoe reserves the right to terminate revoke, modify or suspend this Section and any rights under this Agreement to the Trademarks, in whole or in part, without cause, at its sole discretion at any time.  Tangoe hereby grants to Vodafone all rights and licenses necessary for Vodafone to utilize Tangoe’s name and logo in general marketing and public relations materials and media, including the Vodafone’s Web site, provided that the form of such usage and logo is approved by Tangoe prior to the first such use.

g.               Tangoe agrees that it shall have no right to use of any Vodafone names, service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, insignia or Internet domain names related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Vodafone Marks”), and will not at any time hold itself out as having any affiliation with Vodafone or any of its Affiliates.  Tangoe acknowledges and agrees that as between Tangoe and its Affiliates, on the one hand, and Vodafone and its Affiliates, on the other hand, all right, title and interest in and to the Vodafone Marks are owned exclusively by Vodafone and its Affiliates.

14.                   Term; Termination

a.              This Agreement shall commence on the Effective Date and continue for a period of 3 years (the “Term”).  Thereafter, the Term shall automatically renew for additional one (1) year periods unless written notice of nonrenewal is given by either party at least sixty (60) days prior to the expiration of the then current term.  Notwithstanding the foregoing, if this Agreement is not renewed under this Section 14.a. each Schedule then in effect at expiration of this Agreement shall continue in effect until its expiration or termination under Section 14.c. of this Agreement and the terms of the Agreement shall continue to govern such Schedule.

b.              This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

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i.                  If the other ceases to do business, or otherwise terminates its business operations, becomes insolvent, seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days);

ii.               If the other materially breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; or

iii.            A party’s breach of its obligations set forth in Section 19.

c.               Upon expiration or termination of this Agreement or any Schedule hereunder, the parties will continue to provide the Products and/or Services under each Schedule for the remainder of the Schedule term pursuant to the terms of this Agreement.  Within thirty (30) days after the termination of this Agreement, each party shall, at the disclosing party’s option, destroy (and provide a written certification of destruction) or return to the disclosing party any materials containing any trademarks, any Confidential Information, or any other materials provided by the disclosing party hereunder that are in tangible form that are in the recipient’s possession or control and the recipient shall not make or retain any copies of such materials or information.

d.              Where Vodafone terminates a Schedule in any circumstances other than pursuant to Section 14.e. or for a Force Majeure Event, Tangoe shall refund any monies paid for Products and Services performed under that Schedule (subject to a deduction for Products and Services already provided to Vodafone).

e.               Should a Customer terminate its contract with Vodafone with respect to the Products and/or Services Tangoe is providing for such Customer, Vodafone may terminate the applicable Schedule, or the portion corresponding to the Services terminated by the Customer, without penalty, upon prompt written notice to Tangoe in accordance with the termination notice between Vodafone and Customer. Where Vodafone terminates a Schedule pursuant to this Section 14.e, Vodafone shall only be liable to pay Tangle for fees for the Products and Services through the termination date.

f.                In the event of a termination of a Schedule, Vodafone may require from Tangoe the continued provision of such of the Products and Services as Vodafone may reasonably require to effect an orderly hand-over to Vodafone or to a new supplier for a period of up to twelve (12) months, on reasonably equivalent terms to those on which the Products and/or Services were originally provided.

g.               This Agreement will automatically terminate and will be of no further force and effect in the event the MTA is terminated prior to Closing (as such term is defined in the MTA) pursuant to the terms set forth therein.

15.                   Non-Solicitation

Each party agrees that during the Term of this Agreement, and for a period of one (1) year thereafter, it shall not, directly or indirectly, solicit for employment or hire, any employee of the other party (so long as such person is then-currently employed by the first party); provided, however, that solicitation shall not include general employment advertising or the use of any

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independent employment agency or search firm not specifically directed to employees of such party or any of its Affiliates.

16.       Customer Non-Diversion For a period of five (5) years from the Effective Date of this Agreement, Vodafone will not (i) divert any Initial Customer to another provider of products and services that are the same or that substitute for the Products and Services being provided by Tangoe to the Initial Customers under this Agreement, or (ii) provide directly or indirectly to the Initial Customers products and services that are the same or that substitute for the Products and Services being provided by Tangoe to the Initial Customers under this Agreement; provided, however, that Vodafone may divert any such Initial Customer to another provider of similar Products and Services upon Initial Customer request, such request not to be solicited by Vodafone.

17.                   Indemnities, Warranty and Disclaimer of Liability

a.              Tangoe shall indemnify, defend, hold Vodafone and its Affiliates, officers, directors, employees, agents and representatives harmless from and against any Claim, to the extent arising from or in connection with a claim that the Products or Services or any Promotional Materials infringe any third party patent, copyright, trademark, trade secret or other Intellectual Proprietary Rights of a third party, provided that Tangoe is (a) promptly informed by Vodafone in writing and furnished a copy of each formal communication, notice or other action relating to such claim, suit or proceeding; (b) given control of the defense and settlement of any such claim, suit, or proceeding, and (c) given all information and assistance (at Tangoe’s expense) reasonably necessary to defend or settle such claim, suit or proceeding.  Tangoe shall not be obligated to defend or be liable for costs or damages under this Section 16 to the extent that the alleged infringement arises out of or is in any manner attributable to (i) the Assigned Software IP, (ii)  any modification of the Products or Services made by Vodafone that were not approved, recommended or advised by Tangoe or use of the Products or Services in combination with any equipment, devices, or software not supplied, approved or recommended by Tangoe if such infringement would have been avoided without such modification or combination; (ii) failure of Vodafone to use updated Products or Services provided by Tangoe in a timely manner that would have avoided such infringement.

b.              If any Claim that Tangoe is obligated to defend pursuant to this Section 16 has occurred, or in Tangoe’s opinion is likely to occur, Tangoe, at its option and expense, may either procure the rights necessary for the continued use of the Products or Services, or modify the Products or Services so that they are non-infringing and substantially equivalent in function to the enjoined Product or Services.  If neither of these remedies is commercially reasonable, Tangoe may, terminate this Agreement and with respect to Products for which Vodafone prepaid any fees, refund any such fees prepaid by Vodafone for such Products as depreciated over a 36-month straight line basis and with respect to Products or Services for which Customer has paid recurring subscription or Services fees, refund any unused, pre-paid fees.  THE FOREGOING STATES VODAFONE’S EXCLUSIVE REMEDY AND TANGOE’S SOLE AND EXCLUSIVE LIABILITY HEREUNDER WITH RESPECT TO ANY CLAIM OF MISAPPROPRIATION OR INFRINGEMENT OR ANY THIRD PARTY RIGHT.

c.               Vodafone shall indemnify and hold Tangoe harmless from and against any claim, charge, cost, liability, judgment, damage, losses, or expense (including, without limitation, reasonable attorneys’ and other professionals’ fees) in connection with: (i) any third-party claim brought

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against Tangoe which claim arises out of (i) Vodafone’s products or services; or (ii) any unauthorized use or distribution or re-distribution of the Products or Services, or IP or Confidential Information provided or delivered by Tangoe in connection with this Agreement.

d.              Tangoe shall indemnify, defend and hold Vodafone and its affiliates, officers, directors, employees, agents and representatives harmless from and against any Claim brought against Vodafone by a Customer, which Claim solely and directly arises out of Tangoe’s gross negligence or willful misconduct amounting to a breach of a material term of this Agreement.

e.               EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN A SCHEDULE, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS OF SERVICE FOR A PARTICULAR PURPOSE OR THE SUCCESS OF SUCH PARTY’S EFFORTS HEREUNDER.

f.                IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, COST OF COVER, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT EVEN IF SUCH DAMAGES ARE FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

g.               EXCEPT FOR TANGOE’S OBLIGATIONS IN RELATION TO THE PROCESSING OF PERSONAL DATA UNDER THIS AGREEMENT, TANGOE’S LIABILITY WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS TO VODAFONE OR EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 17.i. BELOW, TANGOE’S AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT (EXCLUDING ANY SLA CREDITS PAID OR PAYABLE BY TANGOE) SHALL BE LIMITED TO THE GREATER OF $1,000,000 FOR THE RELEVANT VGC OR 20% OF THE VALUE OF ALL SCHEDULES ISSUED IN RELATION TO THE RELEVANT PRODUCTS AND SERVICES DURING THAT PERIOD AND TO WHICH THE CLAIMS RELATE. TANGOE’S AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO ITS OBLIGATIONS IN RELATION TO THE PROCESSING OF PERSONAL DATA UNDER THIS AGREEMENT OR ITS LIABILITY WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS TO VODAFONE SHALL BE LIMITED TO $5,000,000.

h.              EXCEPT FOR VODAFONE’S LIABILITY WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS TO TANGOE OR EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 17.i. BELOW, VODAFONE’S MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE GREATER OF $1,000,000 OR 20% OF THE AGGREGATE VALUE OF ALL SCHEDULES ISSUED IN RELATION TO THE PRODUCTS AND SERVICES DURING THAT PERIOD AND TO WHICH THE CLAIMS RELATE.  VODAFONE’S AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO ITS INDEMNIFICATION OBLIGATIONS TO TANGOE SHALL BE LIMITED TO $5,000,000.

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i.                  Nothing in this Agreement, excludes or limits liability in relation to: (i) either party’s liability for physical damage to property; (ii) either party’s liability for repudiatory breach, wilful default and wilful abandonment; (iv) Tangoe’s liability for its obligations in relation to the Processing of Personal Data under this Agreement; (v) Tangoe’s liability if a third party alleges that the Products, Services or Documentation provided by or on behalf of Tangoe infringes any Intellectual Property Rights, except to the extent attributable to the Assigned Software IP; (vi) either party’s liability for breach of confidentiality provisions; (vii) either party’s liability for death or personal injury resulting from its negligence; (viii) either party’s liability for fraud or fraudulent misrepresentation; (ix) either party’s liability which cannot be excluded by law; (x) either party’s liability with respect to its indemnification obligations; or (x) invoiced amounts properly due and payable by Vodafone to Tangoe.

j.                 The provisions of this Section shall survive termination of this Agreement.

18.                   Product and Service Warranties

a.              Tangoe warrants that all Products and Services shall: (i) substantially comply with the Requirements and the Specifications; (ii) be performed in a good and workman like manner by skilled and qualified staff, (iii) comply with all applicable law and Standards; and (v) be performed in accordance with this Agreement and any SLA.

b.              On the occasion of any breach of the services warranties, as Tangoe’s sole obligation and Vodafone’s sole remedy, Tangoe shall either (at Vodafone’s option): (i) perform those Products and/or Services again; or (ii) promptly provide such additional Products and Services as are necessary to remedy the breach of the services warranties

c.               If at any time Tangoe believes that a delivery date or any Standards agreed with Vodafone may not be met it shall promptly inform Vodafone in writing, including its estimation of impact on timetable, and submit and implement comprehensive proposals to mitigate the delay or other impact, for agreement by Vodafone. Tangoe shall pay to Vodafone Service Credits for: (i) the Products and Services associated with the agreed delivery date or missed Standard within ten (10) business days’ of such direction.  Service Credits shall be calculated and payable according to the relevant Schedule.

d.              Neither party shall be responsible for failure to fulfill any obligation for so long as, and to the extent to which, the fulfillment of such obligation is impeded by a Force Majeure Event, provided that the party subject to the Force Majeure Event: (i) has promptly notified the other party of any circumstances which may result in failure to perform its obligations; (ii) could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matters known to it before the Force Majeure Event occurred, it ought reasonably to have taken, but did not; and (iii) uses its best endeavors to minimize the adverse consequences that any failure in performance of its obligations might have, and to return the performance of such obligations to normal as soon as possible.

e.               Notwithstanding anything set forth in this Section 18 or elsewhere in this Agreement, Tangoe liability to Vodafone or any third party, through indemnification or otherwise, in the event a breach of Tangoe’s service warranties under this Section 18 or Tangoe’s other obligations under this Agreement or any Schedule that is directly caused by or is clearly attributable to Vodafone’s breach of its obligations or failure to provide services to Tangoe under that

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certain Transition Services Agreement between Tangoe and Vodafone dated as of the Effective Date shall be reduced to the degree and extent of Vodafone’s breach or failure under said Transition Services Agreement.

19.                   Confidentiality

a.              “Confidential Information” means (a) any information disclosed by either party, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, algorithms, business plans, customer data, customer lists, customer names, designs documents, drawings, engineering information, financial analysis, forecasts, formulas, hardware configuration information, market information, marketing plans, processes, products, product plans, research, specifications, IP, trade secrets or any other information which is designated as “confidential,” “proprietary” or some similar designation (collectively, the “Disclosed Materials”) or should reasonably be understood by the receiving party as being confidential and (b) any information otherwise obtained, directly or indirectly, by a receiving party through inspection, review or analysis of the Disclosed Materials.  Information that is disclosed orally shall be Confidential Information if it is (i) designated as such at the time of disclosure or within a reasonable time after disclosure; or (ii) should be reasonably understood to be Confidential Information. Information may also include information of a third party that is in the possession of one of the parties and is disclosed to the other party under this Agreement.

b.              Confidential Information shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession.

c.               Each party will use commercially reasonable efforts to maintain in confidence and to not disclose or disseminate to any third party, or use except as permitted herein any Confidential Information of the other party for a period of three (3) years after its receipt of such Confidential Information.  If a receiving party is required by law to make any disclosure that is prohibited or otherwise constrained by this Agreement, the receiving party will provide the disclosing party with prompt written notice of such requirement so that the disclosing party may seek a protective order or other appropriate relief.  Subject to the foregoing sentence, such receiving party may furnish that portion (and only that portion) of the Confidential Information that the receiving party is legally compelled or is otherwise legally required to disclose; provided, however, that the receiving party provides such assistance as the disclosing party may reasonably request in obtaining such order or other relief.  Neither party shall reverse engineer, disassemble or decompile any prototypes, software or other tangible objects that embody the other party’s Confidential Information and that are provided to the party under this Agreement.

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d.              Each party understands and agrees that its breach or threatened breach of this Section will cause irreparable injury to the other party and that money damages will not provide an adequate remedy for such breach or threatened breach, and both parties hereby agree that, in the event of such a breach or threatened breach, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, and notwithstanding Section 10, to seek equitable relief, including injunctive relief and specific performance.  The parties’ rights under this Agreement are cumulative, and a party’s exercise of one right shall not waive the party’s right to assert any other legal remedy.

e.               The provisions of this section shall survive termination of this Agreement.

20.                   Export Controls; Government Use

Vodafone agrees and certifies that neither the Products or Services or any other IP or technical data received from Tangoe, nor the direct product thereof, will be exported or re-exported outside the United States except as authorized and as permitted by the laws and regulations of the United States.  Any use of the Products and Services by the U.S. Government is conditioned upon the Government agreeing that each of the foregoing is subject to Restricted Rights as provided under the provisions set forth in subdivision (c)(1)(ii) of Clause 252.227-7013 of the Defense Federal Acquisition Regulations Supplement, or similar acquisition regulations of other applicable U.S. Government organizations.

21.                   Anti-Corruption

Each party hereby agrees to comply with and abide by the provisions of the United States Foreign Corrupt Practices Act (“FCPA”) as such act may be amended from time to time, as well as any country or regional anti-corruption or anti-bribery laws applicable to such party’s performance under this Agreement.

22.                   General

a.              This Agreement is governed by New York law without giving effect to conflict of laws principles.  Any legal action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York.  Each party submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of this Agreement in any other court or forum.

b.              Use of the term “partner” in connection with the Agreement is intended to describe a strategic relationship and will not be deemed to create a legal partnership.

c.               No provisions of this Agreement are intended or will be construed to confer upon or give to any third party or entity other than Tangoe and Vodafone any rights, remedies or other benefit under or by reason of this Agreement.

d.              The prevailing party in any dispute arising out this Agreement shall be entitled to reasonable attorneys’ fees and costs.

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e.               All notices under this Agreement shall be in writing and shall be by personal delivery, overnight courier, or regular, certified, or registered mail, return receipt requested, and deemed received upon personal delivery, acknowledgment of receipt of electronic transmission, the promised delivery date after deposit with overnight courier, or five (5) days after deposit in the mail.  Notices shall be sent to the person identified in this Agreement at the addresses set forth in this Agreement or such other address as either party may specify in writing.  Each party shall deem a document faxed to it as an original document.

f.                If any provision of this Agreement is found unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.  In such event, the parties will negotiate in good faith to amend such provision so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.

g.               Sections 3, 4, 7, 8, 11, 15 (for 1 year), 16, 18 (for 3 years), and 21 shall survive termination of this Agreement, along with any other provision that is stated to or by its nature would be expected to survive.(1)

h.              The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

i.                  Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other cause beyond the reasonable control of such party.

j.                 Except as set forth in that certain Master Transaction Agreement between the parties dated as of April 2, 2016, neither party may issue any press releases, publicity, marketing or sales materials, or other materials developed by or on behalf of either party that refer to this Agreement or the relationship between the parties without the prior written consent of the other party.

k.              Neither party may assign any rights under this Agreement without the other party’s prior written consent, which may not be unreasonably withheld; provided that either party may without such consent make such an assignment to any person or entity controlling, controlled by or controlled in conjunction with such party provided that the assigning party shall remain primarily liable for all of its obligations under this Agreement, including its obligations to pay invoices.

l.                  This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

(1)  To be updated prior to final.

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m.          This Agreement completely and exclusively states this Agreement of the parties regarding its subject matter and supersedes all prior proposals, agreements, or other communications between the parties, oral or written, regarding its subject matter.

n.              This Agreement shall not be modified except by a subsequently dated writing signed by an authorized representative of each party.

o.              This Agreement may be executed in counterparts and delivered via facsimile or other electronic means each of which shall be deemed an original, but all of which together shall be constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Strategic Partnership Agreement to be executed and delivered by their respective authorized officers as of the dates set forth below.

Tangoe, Inc.	Vodafone US Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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